Exhibit 2.8
(Free Translation)

INTERCREDITOR AGREEMENT

among

     NET SERVIÇOS DE COMUNICAÇÃO S.A.
and Subsidiaries thereof,

The Secured Creditors named herein

and

BANCO ITAÚ S.A., as Collateral Agent

Dated as of February 24, 2005

Table of Contents

I. - DEFINITIONS AND RULES OF CONSTRUCTION

II. - EFFECTIVENESS AND TERMNATION OF THIS AGREEMENT

III. - COVENANTS OF THE NET GROUP

IV. - COVENANTS OF EACH CREDITOR

V. - COLLATERAL ISSUES VI. - REPRESENTATIONS AND WARRANTIES OF THE NET GROUP

VII. - REPRESENTATIONS AND WARRANTIES OF EACH CREDITOR

VIII. - INDEMNIFICATION IX. - EFFECTIVENESS

X. - MISCELLANEOUS PROVISIONS

XI. - GOVERNING LAW AND JURISDICTION

List of Exhibits

Exhibit 1 List of Company’s Subsidiaries Parties to this Agreement

Exhibit 2 List of Creditors

Exhibit 3 List of Credit Instruments

Exhibit 4 Copy of the Asset Pledge Agreement

Exhibit 5-I Copy of Net São Paulo Credit Rights Pledge Agreement

Exhibit 5-II Copy of Net Rio Credit Rights Pledge Agreement

Exhibit 6-I Copy of the Share Pledge Agreement

Exhibit 6-II Copy of the Quota Pledge Agreement

Exhibit 7 Form of Term of Adhesion

Exhibit 8 List of carve outs to the Representations and Warranties of the Net Group

Exhibit 9 List of Net Group companies indebtedness subject to the Plan

Exhibit 10 Form of Letter of Confidenciality

INTERCREDITOR AGREEMENT This Intercreditor Agreement, dated as of February 24, 2004 (this “Agreement”), is entered into by and among the following parties (the “Parties”):

(a) NET SERVIÇOS DE COMUNICAÇÃO S.A., a Brazilian sociedade por ações with its principal place of business in the city of São Paulo, state of São Paulo, at Rua Verbo Divino, 1,356, Chácara Santo Antônio, enrolled in the National Register of Legal Entities (C.N.P.J.) under No. 00.108.786/0001 -65 (the “Company”), herein represented in accordance with its bylaws by its executive officers, Messrs. Francisco Tosta Valim Filho e Leonardo Porciúncula Gomes Pereira;

(b) the subsidiaries of the Company listed in “Exhibit 1” hereto (the “Subsidiaries” and, together with the Company, the “Net Group”):

(c) each of the Creditors listed and identified in “Exhibit 2” hereto; and

(d) BANCO ITAÚ S.A., a Brazilian financial institution with its principal place of business in the city of São Paulo, State of São Paulo, at Praça Alfredo Egydio Souza Aranha, No. 100, Torre Itausa, enrolled in the National Register of Legal Entities (C.N.P.J.) under No. 60.701.190/0001 -04, as collateral agent (and any successor thereto or other collateral agent appointed by the Required Creditors pursuant hereto, the “Collateral Agent”), herein represented in accordance with its bylaws by its undersigned legal representatives.

(e) PLANNER CORRETORA DE VALORES S.A., a company with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Paulista, 2439, 11th floor, enrolled with the National Registry of Legal Entities (CNPJ) under No. 00.806.535/0001 -54, herein represented in accordance with its bylaws, as intervening and consenting party (hereinafter referred to as “Fiduciary Agent”),

WITNESSETH

(1) WHEREAS, the Company and certain Subsidiaries are the original obligors under several different debt instruments between them and local and foreign Creditors;

(2) WHEREAS, in December 2002, the Net Group suspended the payments due under such debt instruments and commenced negotiations with certain creditors regarding a restructuring plan aiming to cause its payment obligations under such debt instruments to become consistent with its projected future cash flows;

(3) WHEREAS, the Creditors and Company, on its behalf and on behalf of the Subsidiaries have successfully negotiated, in good faith, a debt restructuring plan with Creditors (the “Plan”), which resulted, among other things, in the commitment to the execution, by Creditors on the one side, and Net Group, on the other side, of a series of amendments and/or restatements of the original credit instruments and/or new credit instruments and/or debt confession instruments that replaced the original credit instruments, under which the terms and conditions of the original credit instruments have been amended and adjusted so as to reflect the new terms and conditions agreed upon by the parties;

(4) WHEREAS, in addition to the Credit Instruments (as defined in Section 1.1 below), as part of the Plan, Creditors and Net Group have agreed to enter into other agreements, such as this Agreement and the Security Agreements; and

(5) WHEREAS, Net Group will be obligated to pledge (or cause to be pledged) the Collateral (as defined in Section 1.1 below) in favor of the Creditors, in order to secure the full repayment of all of the Net Group obligations under the Secured Obligations (as defined in Section 1.1 below), subject to the terms and conditions set forth hereunder, in the Credit Instruments and in the Security Agreements.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree to enter into this Agreement, which shall be governed by the following terms and conditions:

I. DEFINITIONS AND RULES OF CONSTRUCTION

1.1. Definitions. The following terms, as used herein, in singular or in plural, have the following meanings:

“Enforcement Action” means any action or proceeding taken by, or on behalf of, one or more of the Creditors against the Company and/or any of the Subsidiaries for the purpose of: (a) adjudicating or seeking a judgment or other remedy (whether through judicial, arbitration or administrative proceedings or through any set-off, demand for collateral or similar action) on any claim against the Company and/or any of the Subsidiaries under any Secured Obligations, or confirming, registering or enforcing any judgment, award or claim resulting therefrom, or (b) filing any petition or initiating or joining in any proceeding seeking liquidation, reorganization, bankruptcy, concordata, recuperação extrajudicial or similar process with respect to the Company and/or any of the Subsidiaries.

“Unibanco Litigation” means the Foreclosure Motion no. 000.02.222.752 -0 and Motion to Stay Execution no. 000.02.222.752 -0/001, before the 2nd Civil Court of Santo Amaro - São Paulo-SP.

“Affiliate” means, with respect to any Person, any other Person that Controls, is Controlled by or is under common Control with such Person.

“Collateral Agent” has the meaning specified in the preamble hereof.

“Trustee” means The Bank of New York, a New York banking corporation, with its principal corporate trust office at 101 Barclay Street, New York, NY, 10286, solely in its capacity as trustee for (i) the Company Noteholders and (ii) the Net Sul Noteholders.

“Net Sul Notes” mean the 7% Senior Secured Note Due 2009 and Senior Secured Floating Rate Notes due 2009 issued by Net Sul Comunicações Ltda.

“Net Sul Noteholder” means the holder, or beneficial holder, of any “Net Sul Notes”

“Central Bank” means the Central Bank of Brazil.

“Centralizing Bank” means the Banco Centralizador, as such term is defined in the Credit Rights Pledge Agreements.

“Brazil” means the Federative Republic of Brazil.

“Brazilian Civil Code” means the Brazilian Federal Law no. 10.406, as of January 10th, 2002.

“Brazilian Code of Civil Procedure” means the Brazilian Federal Law no. 5.869, as of January 11th, 1973, as amended.

“Company” has the meaning specified in the preamble hereof.

“Competitor” means any Person (or Affiliate of a Person) that is engaged in Brazil in one or more of the same lines of business of the Company or any of its Subsidiaries (including, without limitation, the provision of telecommunication services, internet access, or cable, broadcast or satellite television services (including, without limitation, pay-per-view services)), provided however that any commercial bank, finance company, insurance company or other financial institution or fund (or any Affiliates thereof) owning investments in, but not controlling a Competitor shall not be deemed a Competitor for the purpose hereof.

“Agreement” has the meaning specified in the preamble hereof.

“Asset Pledge Agreement” means the Contrato de Penhor Mercantil de Ativos com Cláusula de Venda Amigável e Outras Avenças entered into on the date hereof by and among the Company, the Subsidiaries, the Creditors represented by the Collateral Agent and the Collateral Agent, attached hereto as “Exhibit 4”.

“Security Agreements” means: (a) the Credit Rights Pledge Agreements, (b) the Stock Pledge Agreements and (c) the Asset Pledge Agreement. For the purpose of clarification, the Collateral Agent, acting under the power of attorney set forth in Section 5.6.1 below, will (to the extent required to be signed by the Creditors) sign each such agreement (and all amendments thereto) on behalf of each Creditor.

“Stock Pledge Agreements” means the Contrato de Penhor de Ações com Cláusula de Excussão Amigável e Outras Avenças, attached hereto as “Exhibit 6-I”, and the Contrato de Penhor de Quotas com Cláusula de Excussão Amigável e Outras Avenças, attached hereto as “Exhibit 6-II”; both entered into on the date hereof by and among the respective share/quotaholders of each Subsidiary, the Company, the Creditors, represented by the Collateral Agent, and the Collateral Agent.

“Credit Rights Pledge Agreements” means (a) the Contrato de Penhor de Créditos e Direitos Creditórios com Cláusula de Excussão, entered into on the date hereof by and among Net São Paulo Ltda., the Company, the Creditors, represented by the Collateral Agent, the Collateral Agent, and the Centralizing Bank, attached hereto as “Exhibit 5-I”; and (b) the Contrato de Penhor de Créditos e Direitos Creditórios com Cláusula de Excussão, entered into on the date hereof by and among Net Rio S.A., the Company, the Creditors, represented by the Collateral Agent, the Collateral Agent, and the Centralizing Bank, in the form attached hereto as “Exhibit 5-II”.

“Control” of a Person means the power, directly or indirectly, to direct, determine, manage, control or cause the direction of the management, business, operations, activities, investments or policies of such Person, whether through the ownership of any interest in such Person, by contract or otherwise.

“Additional Creditor” means any entity from time to time designated as a “Creditor” in a duly executed Term of Adhesion.

“Restructuring Creditor” means each Person that is a Creditor on the Restructuring Closing Date.

“Creditors” means, collectively, (i) each of the parties listed in “Exhibit 2” hereto, (ii) each other creditor from time to time designated as a “Creditor” in a duly executed Term of Adhesion, and (iii) any purchaser, assignee or successor, for any reason, that becomes a creditor under any Credit Instrument. Each of the Company Noteholders and the Net Sul Noteholders are represented in this Agreement by the Trustee. Each reference in this Agreement to the “Creditors” that relates to the holders of the Company Notes or Net Sul Notes, as the case may be, shall be deemed to be a reference to the Company Noteholders or the Net Sul Noteholders, as the case may be, and not to the Trustee or any other Person.

“Required Creditors” means Creditors representing at least sixty percent (60%) of the then principal amount outstanding of the Secured Obligations, provided, however, that (i) with respect to any amendment or waiver by or consent by the Creditors the effect of which would be to release any of the Collateral, “Required Creditors” shall mean Creditors representing at least eighty-five percent (85%) of the then principal amount outstanding of the Secured Obligations (other than the Company Noteholders) and (ii) for calculation of the percentages above any Affiliates of the Net Group Companies and Creditors that for any reason whatsoever are in breach of the obligations set forth in Sections 4.2, 5.2, 5.4, 5.8 and 5.9 shall not be considered for the definition of “Required Creditors”.

“Signing Date” means the date when the Company, the Collateral Agent and any one or more Creditors executes this Agreement.

“Restructuring Closing Date” means the date of consummation of the exchange of the existing indebtedness of the Net Group (including, without limitation, the 5/8% Senior Guaranteed Notes due 2004, the Net Sul Comunicações Ltda. floating rate notes, the existing working capital and bank loan facilities and the real-denominated convertible and non-convertible debentures) for the Secured Obligations.

“Pledge Termination Date” means the earlier of (i) the date on which all of the Secured Obligations have been finally and indefeasibly paid in full and (ii) the date on which each of the Security Agreements has been terminated in accordance with its respective terms.

“Acceleration Action” means any action by, or on behalf of, a Creditor or any group of Creditors to declare the Secured Obligations owing to it or them to be due and payable prior to the stated date of maturity thereof due to a default by the Company with respect to such Secured Obligations under such Credit Instruments.

“Company Noteholder” means any holder of any outstanding Company Note.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, U.S.A., the City of São Paulo, Brazil or the City of Rio de Janeiro, Brazil in each case, are authorized or required by law to remain closed.

“Restrictive Provision” has the meaning specified in Section 3.3.4 hereof.

“Nonparticipating Debt” means any debt of the Net Group companies listed in “Exhibit 9” that has not been modified, exchanged or converted into a Credit Instrument under the Plan.

“Transaction Documents” means this Agreement, any Security Agreement, any Credit Instrument and/or any other document related to the Plan and any amendment thereto.

“Pledge Documents” means the Security Agreements and this Agreement.

“Dollar” means the lawful currency of the United States of America.

“Applicable Brazilian Currency Equivalent” means, as of any date of determination, with respect to any Dollar amount, the equivalent in Brazilian Currency of such amount converted into the Brazilian Currency using the Exchange Rate in effect on such date.

“Subsidiary Financial Statement Filing Requirement” means, with respect to any of the Company’s Subsidiaries, any requirement, under any governmental law, rule or regulation in any jurisdiction, that there be filed with the Securities and Exchange Commission in the United States, or with any other governmental agency in any jurisdiction, separate financial statements for such Subsidiary due to the fact that such Subsidiary’s capital stock or other securities secure the Company Notes.

“Collateral Action” means any action or proceeding taken by the Collateral Agent, on behalf of the Creditors, against the Net Group or all or any part of the Collateral, in each case for the purpose of enforcing the rights of any Creditor under or in respect of the Security Agreements, including, without limitation, the initiation of action in any court or arbitration board or before any administrative agency or governmental tribunal to enforce such rights.

“Collateral” means all of the assets and rights pledged under the Security Agreements.

“Additional Credit Instrument” means each instrument from time to time designated as a “Credit Instrument” in a duly executed Term of Adhesion.

“Credit Instruments” means, collectively, (i) each credit instrument listed in “Exhibit 3” hereto and (ii) each other credit instrument from time to time designated as a “Credit Instrument” in a duly executed Term of Adhesion.

“Brazilian Currency” means the lawful currency of Brazil.

“Company Notes” means the Company’s Dollar-denominated 7.0% Senior Secured Notes due 2009 to be issued in exchange for the Multicanal Telecomunicações S.A.’s Dollar-denominated 5.8% Senior Guaranteed Notes due 2004.

“Secured Obligations” means, collectively, the obligations of the Company and the Subsidiaries to pay the principal of and interest on indebtedness under each Credit Instrument and all other payment obligations of the Company and/or the Subsidiaries under such instrument.

“Parties” has the meaning specified in the preamble hereof.

“Person” means any individual, corporation, company, limited liability company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof) or other entity of whatever nature.

“Potential Enforcement Event” means the occurrence of any event that permits, or that with the giving of notice or the lapse of time or both would permit, any Creditor or group of Creditors, or any representative thereof, to take any Acceleration Action or take similar remedial action including, without limitation, any Enforcement Action or any Collateral Action.

“Losses” means any and all evidenced losses, damages (whether direct or indirect, but not including consequential and incidental losses or damages) and reasonable documented expenses or costs (including but not limited to reasonable attorneys’ fees, auditor’s fees, appraiser’s fees, expert witnesses’ fees and administrative or court fees undertaken in connection with such losses and damages).

“Proceeds” means any assets, property, rights or other consideration received upon the sale, exchange, foreclosure, collection or other disposition of Collateral in accordance with the terms hereof and of the relevant Security Agreement, including dividends or other income from the pledged assets under the Pledge Documents, collections thereon or distribution or payments with respect thereto.

“Reais” means the lawful currency of Brazil.

“ROF” means the Financial Transaction Registry Module (Módulo de Registro de Operação Financeira) of the Data System of the Central Bank.

“Subsidiaries” has the meaning specified in the preamble hereof.

“Exchange Rate” means, for each day, the exchange rate publicly announced by the Central Bank with respect to Dollars, at the closing rate of the Dollar under PTAX 800, Option 5 (selling rate), currency 220 on the SISBACEN Data System (or its successor) on the most recent preceding Business Day in Brazil; provided that if no such rate of exchange is available, then the applicable rate shall be an average of the Brazilian Currency/Dollar exchange rates for the sale of Dollars notified to the Company by four leading Brazilian banks and international banks present in Brazil selected in good faith by the Company.

“Term of Adhesion” means each Term of Adhesion (substantially in the form of Exhibit 7 hereto) to be entered among the Company, the Collateral Agent and any new Creditor that adheres to this Agreement pursuant to the terms hereof.

1.2. Rules of Construction. Unless the contrary is expressly stated herein:

(a) when used in this Agreement, the words “including”, “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”;

(b) capitalized terms in this Agreement referring to any Person or party to any other agreement, instrument, deed or other document shall refer to such Person or party together with its successors and permitted assigns, and in the case of any governmental authority, any Person succeeding to its functions and capacities; and

(c) each reference in this Agreement to this Agreement, or to any other agreement, instrument, deed or other document, shall be deemed to be a reference to this Agreement, or such other agreement, instrument, deed or document, as the case may be, as the same may be amended, supplemented, novated or otherwise modified from time to time in accordance with the terms thereof.

II. EFFECTIVENESS AND TERMINATION OF THIS AGREEMENT

2.1. This Agreement shall be automatically effective from and including the Signing Date.

2.2 This Agreement shall automatically terminate and cease to be any force and effect if the following requirements shall have not been satisfied on or before March 31, 2005:

(a) the execution of the Security Agreements by all parties thereto, and completion of the registration procedures provided for in the Security Agreements, in accordance with their respective terms and conditions; and

(b) the effectiveness of the Credit Instruments listed in “Exhibit 3” by all parties thereto.

III. COVENANTS OF THE NET GROUP

3.1. From and including the Restructuring Closing Date to the Pledge Termination Date, each of the Net Group companies hereby expressly agrees and covenants as follows:

(a) to deliver to the Collateral Agent, for the benefit of each Creditor, written notice of the occurrence of any Acceleration Action or Enforcement Action (other than an Enforcement Action commenced by the Collateral Agent) of which it has knowledge, setting forth a description thereof, including the aggregate amount of any Secured Obligations in relation to which such event or action has occurred, in each case promptly (and in any event within five (5) Business Days) after becoming aware thereof (provided that each Net Group company shall have fulfilled their obligations under this clause (a) if any Net Group company has delivered the required notice to the Collateral Agent); and

(b) to execute any and all documents and perform any and all actions necessary to permit the implementation of this Agreement on terms and conditions contemplated herein.

3.2. Each of the Net Group companies hereby covenants that from and including the date hereof to but excluding the Pledge Termination Date it shall not agree to any amendments to any Credit Instrument that would: (a) increase the interest rate, fees, penalties or other amounts payable by any Net Group company thereunder, or (b) alter any of the scheduled principal repayment dates (or the amounts due on any such dates) thereunder if the effect thereof is to require that any such repayments be made earlier than the scheduled date (including by adding a mandatory prepayment, repurchase, defeasance or redemption provision); provided that any and all of such amendments shall be permitted with the prior written consent of the Required Creditors and each affected Net Group company.

3.3. Subject to the restrictions set forth in Section 3.2 above, no Net Group company shall enter into any waiver or amendment of any Transaction Document, unless any Net Group company shall have:

(a) informed the Collateral Agent of such proposed waiver or amendment; and

(b) provided the Collateral Agent with (i) a copy of the form of such waiver or amendment, and (ii) a reasonably detailed statement of the reasons for such waiver or amendment (including the intended effect thereof).

3.3.1. No such waiver or amendment referred to in Section 3.3 above shall become effective until ten (10) Business Days shall have passed since the requirements of Sections 3.3(a) and 3.3(b) have been satisfied.

3.3.2. The Company will deliver to the Collateral Agent certified true copies of any waiver granted or amendment entered into, in accordance with Sections 3.2 and 3.3 above, promptly, and in any event within ten (10) days, following the date on which it shall have become effective.

3.3.3. No Net Group company shall, or shall permit any Affiliate pay or cause to be paid any consideration (as supplemental or additional interest, fee or otherwise) to any Creditor in order to induce such Creditor to enter into any such waiver or amendment unless such consideration is concurrently paid or otherwise delivered, on the same terms, ratably, in proportion to the then outstanding Secured Obligations, to all Creditors parties to the agreements subject to such waiver or amendment that have consented to such waiver or amendment.

3.3.3.1 In the event that any Net Group company (i) requests that any Creditors party to any Transaction Document consent to an waiver of, or amendment to, any term or provision of such Transaction Document and (ii) offers a consent fee to induce such Creditors to give such consent, such offer shall remain open for at least 15 Business Days from the date on which such offer has been made to each such Creditor party to such Transaction Document.

3.3.4. If (i) any Net Group company amends, modifies or supplements any provision of any Credit Instrument or agreement relating thereto or enters into a new credit agreement or other agreement or instrument relating to the Secured Obligations that shall contain any provision that measures or restricts indebtedness, liens, dividends, mergers and consolidations, investments, prepayments, redemptions, net assets or otherwise measures financial performance, or restricts capital expenditures, transactions with affiliates, modifications to dividend policies or the sale of assets, or restricts, or gives rise to, a prepayment or default as a result of a change in control of the ownership of the Company or an event of default (any such provision, a “Restrictive Provision”), (ii) there is a comparable provision (which need not be identical, but covers the same subject matter) in any other Credit Instrument, and (iii) such Restrictive Provision is materially more restrictive to any Net Group company, or is materially more beneficial to any Creditor or agent or trustee therefor, such Net Group company will (A) notify each other Creditor (or the agent or trustee therefor), and deliver to each such Creditor (or the agent or trustee thereof) a true copy of such Restrictive Provision and (B) at the request of holders of at least a majority of the then outstanding principal amount of the indebtedness outstanding under such other Credit Instrument, enter into an amendment, modification or supplement with respect to such other Credit Instrument thereto that is to substantially the same effect as such Restrictive Provision (including, without limitation, with respect to the term of duration of such Restrictive Provision).

3.4. Each Net Group company agrees to make all payments on amounts owing under the Credit Instruments in accordance with the respective amounts as are then due and owing thereunder. In the event that the Net Group companies have insufficient funds to pay in full the aggregate amount due and owing under all Credit Instruments on any particular date, the Company shall make, or cause to be made, payments to the relevant Creditors pro rata on the basis of the aggregate amount so due and owing.

3.5. The Company will deliver to the Collateral Agent, on the same date that it delivers its quarterly financial information (ITR) to the Comissão de Valores Imobiliários—CVM, a quarterly officer’s certification stating that all Collateral, including that obtained during the preceding quarter, if any, are, to the extent required under the Security Agreements, properly pledged to the Collateral Agent on behalf of the Creditors and remain valid and enforceable.

3.6. Net Group companies shall cause all prepayments (other than any prepayment to any Company Noteholder or any Net Sul Noteholder that is deferred in accordance with the terms of the relevant Credit Instrument) whether mandatory or optional, to be paid to all Creditors (except those Creditors that have adhered hereto on the terms of Section 10.5 below) on a pro rata basis, based on the outstanding principal amount of the Credit Instrument held by each such Creditor. Notwithstanding the foregoing, the parties hereto acknowledge and agree that prepayments in connection with the consummation of the Plan may not occur on the same date, since the Plan may provide for certain prepayments to Restructuring Creditor to occur on different dates in relation to the other Credit Instruments. These prepayments will not violate this Clause 3.6 ..

IV. COVENANTS OF EACH CREDITOR

4.1. Each Creditor from and including the Signing Date to the Pledge Termination Date expressly agrees and covenants with, and for the sole benefit of, the other Creditors:

(a) to keep the Collateral Agent, or cause the Collateral Agent to be kept, duly informed about its contact information;

(b) only to take a Collateral Action through the Collateral Agent, in accordance with the terms of this Agreement;

(c) promptly upon request and at each time of the delivery of any amendment under Section 4.3, to inform the Collateral Agent, or cause the Collateral Agent to be informed of, the amount of its Secured Obligations then outstanding; and

(d) to give to the Collateral Agent, or cause the Collateral Agent to be given, a written notice of the occurrence of any Acceleration Action or Enforcement Action with respect to its Secured Obligations of which it has knowledge, setting forth a description thereof, in each case as soon as practicable (and in any event within three (3) Business Days) after becoming aware thereof.

4.2. From and including the date hereof to but excluding the Pledge Termination Date, each Creditor that is a party to, or becomes a party to, a Credit Instrument hereby covenants that it shall not agree to any amendments to its Credit Instrument that would: (a) increase the interest rate, fees, penalties or other amounts payable by any Net Group company thereunder, or (b) alter any of the scheduled principal repayment dates (or the amounts due on any such dates) thereunder if the effect thereof is to require that any such repayments be made earlier than the scheduled date (including by adding a mandatory prepayment, repurchase, defeasance or redemption provision); provided that any and all of such amendments shall be permitted with the prior written consent of the Required Creditors and each affected Net Group company.

4.3. Each Creditor from and including the Signing Date to the Pledge Termination Date hereby covenants that it shall promptly (and in any event within two (2) Business Days after the execution thereof) deliver, or cause to be delivered, to the Collateral Agent a copy of each amendment or other modification entered into with respect to such Credit Instrument. Subject to Section 10.14, the Collateral Agent, at request of any Creditor, shall provide a copy of such amendment or other modification to such Creditor promptly, and in any event within two (2) Business Days, upon such request.

4.4. Each Creditor shall promptly notify (and in any event within two (2) Business Days after repayment) the Collateral Agent once its Secured Obligations under any Credit Instrument have been repaid in full. The Collateral Agent (pursuant to the powers of attorney granted in Section 5.7 below) and the Company shall, without the consent of any Creditor, amend the exhibits hereto, any Security Agreement and any other document to the extent necessary to delete any applicable references to such Secured Obligations.

V. COLLATERAL ISSUES

5.1. From the Signing Date through the Pledge Termination Date, the following provisions shall apply:

(a) upon receipt by the Collateral Agent of any written notice of the occurrence of any Acceleration Action or Enforcement Action, as contemplated in this Agreement, the Collateral Agent shall, within three (3) Business Day of its receipt thereof, give to each Creditor written notice of such event or action;

(b) the Collateral Agent agrees that it shall not, directly or indirectly, take any Collateral Action without the prior written instruction from the Required Creditors;

(c) if the Collateral Agent has received a written notice as herein provided that an Acceleration Action or Enforcement Action has occurred with respect to any of the Secured Obligations and written instructions from the Required Creditors with respect to the taking of any Collateral Action, the Collateral Agent shall, in accordance with the terms of such written instructions of the Required Creditors:

(i) deliver to the Centralizing Bank a written notice (making express reference to the relevant Section of the relevant Credit Rights Pledge Agreement) instructing the Centralizing Bank to withhold funds from the Centralizing Account in accordance with the terms of such Credit Rights Pledge Agreement; and

(ii) otherwise enforce the rights of the relevant Creditors under the Security Agreements; provided that the Collateral Agent shall not be required to take any action that it reasonably believes to be inconsistent with the terms hereof, of the Pledge Documents or with applicable law;

(d) in the event of any enforcement or collection against any of the Collateral pursuant hereto, each Creditor agrees that any and all Proceeds of the Collateral shall be distributed to Creditors promptly by the Collateral Agent in the following order of priority:

(i) first, to the Collateral Agent, an amount equal to all fees, expenses and indemnities due and payable to it under its fee letter with the Company and/or the Pledge Documents (including any amounts due to it in connection with its exercise of any remedies against the Collateral);

(ii) second, pro rata to each Creditor, without priority of one over the other, an amount equal to all interest, fees and expenses included in the Secured Obligations and then due and payable to such Creditor;

(iii) third, pro rata to each Creditor, without priority of one over the other, an amount equal to all principal amounts included in the Secured Obligations that are then due and payable to such Creditor; and

(iv) last, to the payment of the remainder, if any, to the Company or its successor; provided that, in the case of the Company Noteholders and/or the Net Sul Noteholders, such Proceeds shall be delivered by the Collateral Agent to the Trustee for distribution by the Trustee in accordance with the terms of the relevant Credit Instrument; and provided further that, after the occurrence of any Subsidiary Financial Statement Filing Requirement, none of the Company Noteholders nor the Trustee shall be entitled to share in the distribution of the Proceeds arising from the enforcement of the pledge of the capital stock of the relevant Subsidiary.

5.2. If any Creditor knowingly acquires custody, control or possession of any Collateral, Proceeds, or other assets or properties of the Net Group companies, other than pursuant to the terms of this Agreement, then such Creditor shall promptly cause such Collateral or Proceeds to be delivered to or put in the custody, possession or control of (a) the Collateral Agent (if any Collateral Action is then being taken) for disposition or distribution in accordance with this Agreement or (b) in all other cases, the Company. Until such time as the provisions of the preceding sentence have been complied with, such Creditor shall be deemed to hold such Collateral or Proceeds in trust (fiel depositário) for the Creditors or the Company, as the case may be.

5.3. Except as otherwise expressly provided in this Agreement (including in Sections 4.2 and 5.9), each Creditor may exercise all of its rights and remedies under any Credit Instrument that it holds and no Creditor shall have liability to any other Creditor for any actions that such Creditor, in good faith, takes or omits to take under any such Credit Instrument.

5.4. Notwithstanding the terms of any Pledge Document to the contrary, the Collateral Agent shall not take, and no Creditor (acting itself or through any agent or trustee acting on behalf of such Creditor in accordance with any Credit Instrument) shall authorize or direct the Collateral Agent to take, any action under any Security Agreement without the direction, authorization or consent of the Required Creditors. Each Creditor hereby irrevocably authorizes and directs the Collateral Agent to take such actions on its behalf and to exercise such power as are delegated to the Collateral Agent by the terms of this Agreement, together with such actions and powers as are reasonably incidental thereto.

5.5. Unless otherwise provided herein (including in Section 5.7) or in any other Pledge Document or Credit Instrument, prior to the Pledge Termination Date, the Collateral Agent shall not, without the prior written consent of the Required Creditors or pursuant to powers of attorney granted by such Creditors, (i) execute any waiver, amendment, modification or supplement of or to any Pledge Document or (ii) release any of the Collateral or alter the relative priorities of the obligations entitled to the benefits of the Collateral under the Pledge Documents.

5.6. The Collateral Agent shall provide each Creditor with at least five (5) Business Days’ prior written notice of any proposed waiver, amendment, modification or supplement of or to any Pledge Document that requires consent from the Required Creditors.

5.6.1 In the event that the release of all or any portion of the Collateral from the lien created by or pursuant to any Security Agreement as contemplated under the terms of such Security Agreement, without the need for any consent or instruction by any Creditor, the Collateral Agent shall, at expense of the Company and within five (5) Business Days of being requested to do so by the Company, execute, deliver and record any release, notice, amendment or other document as may be reasonably requested (and provided) by the Company to implement such release.

5.6.2. Any release of Collateral provided by the Collateral Agent pursuant to Section 5.6.1 above or a similar section in any Security Agreement shall expressly mention (i) the transaction to which such release was provided and be applicable exclusively thereto and (ii) that if such transaction is not carried out or effective, the release is automatically cancelled and the relevant lien shall be immediately reconstituted.

5.7. As an essential condition to the transactions contemplated herein, in the Pledge Documents and in the Credit Instruments, and in accordance with Article 684 of the Brazilian Civil Code, each Creditor hereby irrevocably and irretractably appoints and authorizes the Collateral Agent, as further identified in the Preamble of this Agreement, acting on behalf and in the name of each such Creditor, to do any and all of the following:

(a) to take all actions on its behalf as Collateral Agent and to exercise such powers and discretion hereunder or under the Pledge Documents as are delegated to it by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto, to the fullest extent possible under applicable law;

(b) to act as its attorney-in-fact with any and all powers required for the purposes of exercising its rights in connection with the Collateral on which a Lien, as defined in the relevant Credit Instrument, exists, or is purported to exist, including the powers to sell the Collateral in accordance with the applicable provisions of the Security Agreements and to represent the Creditors before the Agência Nacional de Telecomunicações – ANATEL, the Conselho Administrativo de Defesa Econômica – CADE, and any and all Registries of Deeds and Documents (Registros de Títulos e Documentos), Real Estate Registries (Registros de Imóveis) and Boards of Trade (Juntas Comerciais);

(c) to act as its attorney-in-fact with any and all powers required for the purposes of exercising its rights in connection herewith or with the Pledge Documents, including the necessary powers to allow the Collateral Agent to contract attorneys to represent such Creditor before any court, tribunal or arbitration board, being understood that each such Creditor hereby expressly authorizes the Collateral Agent to grant to such attorney(s) any and all ad judicia et extra powers that shall be required under the applicable legislation to assure the valid representation of the Creditors interests before any court, tribunal or arbitration board;

(d) to act as its attorney-in-fact for the purpose of receiving any judicial or extra-judicial notification addressed to it or any service of process in connection with any matter related to this Agreement, the Security Agreements, the Credit Agreements and other Transaction Documents;

(e) to act as its attorney-in-fact with any and all powers required for the purposes of executing, delivering and, when necessary, recording (i) any Term of Adhesion in accordance with the terms and conditions of this Agreement and the Security Agreements and (ii) any document, notice, waiver, termination statement, instruments of satisfaction, amendment, discharge and/or release of security as may be necessary to release any lien in the Collateral, in each case in accordance with the terms and conditions of the Transaction Documents.

5.7.1. BANCO ITAÚ S.A., as Collateral Agent, hereby expressly accepts all appointments of Section 5.7 above and acknowledges that the powers conferred hereunder may not be delegated by it to third parties, either wholly or in part, directly or indirectly, unless with the prior and express consent of the Required Creditors, in accordance with Section 10.4.

5.7.2. Each of the Net Group companies hereby expressly accepts and recognizes the authorizations and representation powers granted by each Creditor pursuant to Section 5.7, including the Collateral Agents’ powers to appoint attorneys on its behalf, with the ad judicia et extra clause. Each of the Net Group companies undertakes not to challenge the grant and exercise of any such powers. Each of the Creditors hereby undertakes not to challenge any powers granted to the Collateral Agent by each Creditor hereunder. The Collateral Agent shall be held liable for any damages or losses resulting from any act in excess or in violation of the powers granted by the Creditors to the Collateral Agent, as provided for in law.

5.7.3. Notwithstanding the provisions set forth in Sections 5.7, 5.7.1 and 5.7.2, the term of the power-of-attorney hereby granted to the Collateral Agent shall be valid from and including the Signing Date until the Collateral Agent is substituted by the Required Creditors (and, if applicable, the Company) in accordance with the terms and conditions of Sections 5.10, 5.10.1 and 5.10.2.

5.8. Each of the Creditors hereby irrevocably: (a) appoints, as an essential condition to the transactions contemplated in the Pledge Documents, the Credit Instruments and in accordance with Article 684 of the Brazilian Civil Code, the Collateral Agent as its attorney-in-fact with full powers to execute the Security Agreements and any amendments, modification, consent of waiver with respect thereto as required or permitted hereby or thereby (or consented by the Required Creditors) and to enforce (in accordance with the terms hereof and of the Security Agreements) any and all rights of the Creditors and/or the Collateral Agent under the Pledge Documents and with respect to the Collateral, and (b) covenants to each other Creditor and each Net Group company that it will keep the foregoing mandate validly in place through the Pledge Termination Date.

5.9. Each Creditor hereby agrees that it shall not, directly or indirectly, exercise any remedies or otherwise take any action in either case with respect to the Collateral (including, without limitation, by initiating, or becoming party to, any action or proceeding in any court, administrative agency, governmental tribunal or arbitrator) other than giving the Collateral Agent written instructions in connection with a Collateral Action pursuant to this Agreement.

5.10. Subject to Section 5.10.2, the Creditors may, if approved by the Required Creditors, replace the Collateral Agent with any other financial institution acceptable by the Required Creditors. Upon written notice from the Required Creditors, independently of any other formality (but subject to Section 5.10.2), (i) except for any indemnification that is or may become due by the former Collateral Agent to the parties hereof the rights and obligations of the former Collateral Agent hereunder, and under each Security Agreement, shall be automatically extinguished and (ii) the replacement Collateral Agent shall simultaneously assume all such the rights and obligations (including, without limitation, all powers-of-attorney granted to the Collateral Agent by the Creditors). Still in this case, and unless otherwise indicated by the Required Creditors, the ad judicia et extra powers previously conferred by the former Collateral Agent, as well as any delegation of powers by the former Collateral Agent that was previously authorized by the Required Creditors in accordance with the terms and conditions hereof, shall remain valid and in full force and effect.

5.10.1. The Creditors acknowledge and agree that the institution that shall replace the Collateral Agent pursuant to Section 5.10, shall be chosen from among prime financial institutions in Brazil with knowledge and experience as collateral agent.

5.10.2. Provided that, at the time of such replacement, no Net Group company is in default in any of its obligations under the Transaction Documents, the Company shall also have to agree on the financial institution that shall replace the Collateral Agent, it being understood that, in any case, the Company shall not unreasonably withhold its agreement.

5.11. If as a result of a Net Group company default, a different Net Group company fulfills the defaulted obligation, the payment of the credit held by such person by virtue of subrogation shall be subject to the previous payment in full of the Secured Obligations. Accordingly, such Net Group company will not be entitled to exercise any of the voting rights set forth herein or in the Security Agreements, including as regards any decision involving the foreclosure on the Collateral, until all Secured Obligations have been fully repaid. In addition, if an Affiliate of the Company fulfills any such defaulted obligation and becomes so subrogated, it will likewise not be entitled to exercise any such voting rights, although its subrogated claim will not be subordinated.

VI. REPRESENTATIONS AND WARRANTIES OF THE NET GROUP

6.1. Each of the Net Group companies hereby makes the following representations and warranties with respect to itself, and the Company with respect to all Subsidiaries, for the benefit of the Collateral Agent and the Creditors, which it represents as being correct and true on the date hereof:

(a) each of the Net Group companies is duly incorporated and validly existing as a sociedade por ações or a sociedade limitada, as the case may be, under the laws of Brazil, except for (i) Dabny L.L.C. that is duly incorporated and validly existing under the laws of Delaware; and (ii) Jonquil Venture Limited, which is duly incorporated and validly existing under the laws of British Virgin Islands;

(b) each of the Net Group companies has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted;

(c) each of the Net Group companies has taken all necessary corporate actions to authorize the execution and delivery of this Agreement and has the necessary power to carry out the agreements herein;

(d) other than: (i) the approval from the Agência Nacional de Telecomunicações – ANATEL and from the Conselho Administrativo de Defesa Econômica – CADE (if necessary) for the sale (upon foreclosure) of any Collateral, and (ii) any authorizations from the Central Bank necessary to enable it to make remittances from Brazil in order to make payments contemplated hereunder and not otherwise specifically covered by the corresponding ROF; no approvals, authorizations, consents, orders, registrations or qualifications of or with any court or other governmental agency or governmental body of Brazil, United States or British Virgin Islands, or any other Person are required for the execution, delivery and performance by the Net Group Companies of this Agreement, other than those listed in “Exhibit 8” hereto;

(e) the execution, delivery and performance of this Agreement and the consummation of the other transactions contemplated herein (and compliance with the terms hereof) do not contravene, conflict with or result in a breach of or constitute (or with notice or lapse of time ) a default under: (i) the bylaws, articles of association or other comparable governing documents of the Company and/or its subsidiaries, including the Subsidiaries; (ii) any indenture, mortgage, bond, lease, , loan agreement, other instrument of indebtedness or other agreement to which the Company or any of its subsidiaries, including the Subsidiaries, is a party, a beneficiary or to which any of its properties may be subject that gives rise to, or is reasonably expected to give rise to, payment obligations on the part of any Net Group Company in an amount (individual or aggregate) in excess of R$30,000,000 (other than those relating to the Nonparticipating Debt); (iii) any license or permit that is necessary for any Net Group Company to conduct its business as currently conducted or (iv) any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or agency or court, domestic or foreign, having jurisdiction over the Company, any of its subsidiaries, including the Subsidiaries, or any of their respective material properties or assets;

(f) except as otherwise disclosed in the Security Agreements, there is no judgment, decree or order issued by a court, other governmental agency or arbitrator presently outstanding and unsatisfied or unstayed against the Company or any of its subsidiaries, including the Subsidiaries, and there is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against or affecting the Company or any of its subsidiaries, including the Subsidiaries, in any court or before any other governmental authority or arbitration board or tribunal (other than the Unibanco Litigation) that: (i) questions the validity or enforceability of this Agreement or (ii) that gives rise to, or is reasonably expected to give rise to, payment obligations on the part of any Net Group Company in an aggregate amount (individual or aggregate) in excess of R$30,000,000;

(g) except as otherwise informed in “Exhibit 8” hereto, no breaches or events of default (whether with or without notice, lapse of time or the occurrence of any other event) exist in the performance or observance of any obligation, agreement, covenant or condition contained in any loan agreement, other instrument of indebtedness or other agreement to which the Company or any of its subsidiaries, including the Subsidiaries, is a party or to which any of its properties may be subject that gives rise to, or is reasonably expected to give rise to, payment obligations on the part of any Net Group Company in an amount (individual or aggregate) in excess of R$30,000,000; and

(h) the Subsidiaries, the TV e Comunicações de Jundiaí S.A. and the Televisão a Cabo Criciúma Ltda. are all of the entities in which the Company, directly or indirectly, has or is committed to have an equity investment or similar participation and (ii) has participation in the Control.

VII. REPRESENTATIONS AND WARRANTIES OF EACH CREDITOR AND THE FIDUCIARY AGENT

7.1. Each Creditor hereby makes the following representations and warranties with respect to itself for the benefit of the Collateral Agent and the other Creditors, which it represents as being correct and true on the date hereof and on the Restructuring Closing Date:

(a) it is duly organized and validly existing under the laws of its jurisdiction, with corporate (or similar) power and authority to own, lease and operate its properties and conduct its business as presently conducted;

(b) it has taken all necessary corporate (or similar) actions to authorize the execution and delivery of this Agreement (and, where necessary, the Security Agreements) and has the necessary power to carry out the actions specified herein; and

(c) this Agreement is being duly and validly executed thereby and constitutes a legal, valid and binding obligation of such Creditor, which is enforceable against such Creditor in accordance with its applicable terms, except as enforcement thereof: (i) may be limited by bankruptcy, insolvency, intervenção extrajudicial, liquidação, fraudulent transfer, concordata, recuperação judicial or other similar laws affecting creditors’ rights generally and (ii) may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

7.2. The Fiduciary Agent, in his condition as intervening party of this Agreement, declares that is aware of all the terms and conditions of this Agreement, specifically in connection with the duties and obligations of the Collateral Agent, as set forth in Section V.

7.3. The Fiduciary Agent undertakes to render the information to which has access to and to take all necessary measures, within his duties, for the purpose of making the Collateral Agent’s actions effective, as foreseen in this Agreement, refraining from performing any acts to the effect of substituting or inhibiting any actions which were attributed to the Collateral Agent.

VIII. INDEMNIFICATION

8.1. The Net Group shall indemnify in full and hold harmless the Collateral Agent, the Creditors and the Trustee against any and all Losses incurred by the Collateral Agent and/or each of the Creditors and/or the Trustee arising from: (a) any enforcement under the Pledge Documents, (b) any misrepresentation or breach of any representation or warranty made by the Company and/or any of the Subsidiaries in this Agreement or in any of the Pledge Documents or (c) any breach by any of the Net Group companies of any covenant or other agreement contained in any of the Pledge Documents.

8.2. Notwithstanding anything herein to the contrary, it is hereby expressly agreed and acknowledged that (i) the agreements and obligations of the Trustee herein are made solely in its capacity as Trustee to the Company Noteholders and the Net Sul Noteholders (and not in its individual capacity) and (ii) the Trustee shall not be required to take any action hereunder unless the Trustee shall have determined that such action is authorized and permitted or required under the Credit Instruments to which the Trustee is a party. The Trustee shall only have the duties, obligations, liabilities and responsibilities set forth in the Credit Instruments to which the Trustee is a party. Nothing in this agreement shall be construed to operate as a waiver by the Trustee of the benefit of any exculpatory provisions, presumptions, indemnities, protections, benefits, immunities or reliance rights contained in any Credit Instrument to which the Trustee is a party. The Trustee may act through its attorneys and agents.

IX. EFFECTIVENESS

9.1. The obligations of the parties hereto to fulfill the terms and conditions hereof and to consummate the transactions contemplated herein shall become effective as of the Signing Closing or, with respect to any Creditor that is not a party hereto in the Signing Date, on the date on which it adheres hereto through its execution, registration and delivery of a Term of Adhesion as described in Section 10.5.

9.2. Subject to Section II above, this agreement shall remain valid and binding upon the parties hereto until the Pledge Termination Date. Upon such termination, the Collateral Agent shall, at the expense of Net Group companies, promptly cooperate with the Net Group for such cancellation, including by providing the necessary term of release of the Collateral and other documents and information that might be reasonably necessary for this purpose, in accordance with the relevant terms and conditions of the Security Agreements.

X. MISCELLANEOUS PROVISIONS

10.1. This Agreement is binding upon the parties and their successors on any account, as well as on assignees that are duly authorized on the terms hereof.

10.2. Except as otherwise provided in Section 10.5 hereof, no amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Required Creditors (and by the Company if such amendment or waiver (i) relates to Section 1.2 (rules of construction), Article II (condition precedent), Article III (covenants of Net Group), Sections 4.1(b) (Creditors to take Collateral Action through Collateral Agent), 5.1(b) (Required Creditors to give instructions regarding Collateral Action), 5.1(c) (Collateral Action by Collateral Agent), 5.1(d) (distribution of proceeds), 5.4 (Collateral Action by Collateral Agent), 5.6.1 (release of Collateral), 5.7 (delegation of powers to Collateral Agent), 5.8 (delegation of powers to Collateral Agent), 5.9 (Creditors to take Collateral Action through Collateral Agent), 5.10 (replacement of Collateral Agent, 5.11 (subrogation of Net Group parties) and Articles VI (representations and warranties by Net Group), VIII (indemnification by Net Group), IX (effectiveness and termination) and X (miscellaneous), (ii) that relates to any of the defined terms used in any of the foregoing provisions or (iii) that would increase or otherwise modify any obligation of, or affect the rights of, a Net Group company, and any such waiver or amendment shall be effective only in the specific instance and for the specific purpose for which given; provided that: (a) no such amendment or waiver shall, unless signed by all of the Creditors or by the Collateral Agent acting with the consent of all of the Creditors, modify the definition of the term “Required Creditors” or modify Sections 3.2, 3.3, 3.4, 4.2, 5.1(d) or this Section, (b) any modification hereof with respect to the rights and obligations of the Collateral Agent shall require the consent of the Collateral Agent and (c) any modification hereof with respect to the rights and obligations of the Trustee shall require the consent of the Trustee. No delay on the part of any Creditor in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Creditor of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy.

10.3. The parties hereby expressly acknowledge that the obligations undertaken by them hereunder shall be specifically performed on the terms of Articles 461, 621 and 632 to 645 of the Brazilian Code of Civil Procedure.

10.4. The rights and obligations deriving from this Agreement shall not be assigned by any Net Group company, either wholly or in part, directly or indirectly, to any third party, unless with the prior and express consent of each Creditor. The rights and obligations deriving from this Agreement shall not be assigned by the Collateral Agent, either wholly or in part, directly or indirectly, to third parties, unless with the prior and express consent of the Required Creditors.

10.5. Subject to the terms and conditions hereof and of the Credit Instruments, the adherence of any third party as a creditor to this Agreement from whom the Company has borrowed new funds as permitted under the Credit Instruments, shall be formalized by means of the execution of a written Term of Adhesion, pursuant to which such new creditor shall become a Creditor, and shall be unconditionally bound by the terms and conditions hereof and of the Security Agreements, as from the date of the recording of such Term of Adhesion in the relevant Registries of Deeds and Documents and Real Estate Registries. No Creditor may become a party to this Agreement nor benefit from the Collateral unless it has formally adhered to this Agreement. Such Term of Adhesion shall include a supplement to Exhibits 2 and 3 hereof reflecting the adherence of such new Creditor. Promptly upon receipt by the Collateral Agent of a Term of Adhesion executed by the Company and a new creditor, the Collateral Agent shall sign such Term of Adhesion and deliver an original to the Company and such new creditor. Notwithstanding the foregoing, no defect in any such Term of Adhesion (including in the amendments contemplated therein), or in the registration of such Term of Adhesion, shall in any way whatsoever adversely affect the terms and conditions hereof, which shall remain in full force and effect. Each Creditor hereby agrees that no consent, instruction or other action on the part of such Creditor will be required in order for the Company and the Collateral Agent to take all or any of the actions described above in this Section 10.5 (including, the execution of such a Term of Adhesion, and the amendment of the Pledge Agreements, by the Collateral Agent, with the specific purpose of formalizing the adherence of such new creditor as a Creditor to the Pledge Agreements).

10.5.1. Likewise, if a Net Group Subsidiary becomes a “Restricted Subsidiary”, as defined and provided in the Credit Agreements, the adhesion of such Net Group Subsidiary to this Agreement shall be formalized by means of the execution of a written Term of Adhesion, pursuant to which such Net Group Subsidiary shall become a Restricted Subsidiary and shall be unconditionally bound by the terms and conditions hereof and of the Security Agreements as from the date of such instrument. Each time that a new Net Group Subsidiary formally adheres to this Agreement, the Company shall prepare an updated version of its exhibits, which has to be approved by the Collateral Agent. To the extent necessary, the Collateral Agent shall enter into amendments to the Security Agreements to reflect such adherence and ensure the timely registration thereof.

10.5.2. Any holder of any Secured Obligation by virtue of a transfer or an assignment of any nature shall be automatically become party to the Security Agreements and this Agreement and be secured by the Collateral and shall not be required to execute any Term of Adhesion.

10.6. Notices or notifications hereunder (i) to any Net Group company, including the Company, shall be given to the Company, solely, as per the indications below, (ii) to any of the Creditors, except in the cases provided for in Section 10.6.1, shall be given to the respective Creditor at the addresses provided for notices in the relevant Credit Instrument to which such Creditor is a party and (iii) to the Collateral Agent, on its on behalf or on behalf of all the Creditors, shall be given as per the indications below or, in any of the aforesaid cases, at such other address as may be designated by the relevant party from time to time in a prior written notice to the other parties hereto. Such notices shall be considered received in accordance with the terms of the relevant documents.

Net Serviços de Comunicações S.A., as Company
Rua Verbo Divino, 1.356
Chácara Santo Antônio- Sao Paulo - SP– Brazil
CEP: 04719-002
Attention: Mr. André Müller Borges and/or Mr. Leonardo P. G. Pereira
Telephone: (55-11) 5186-2606
Facsimile: (55-11) 5186-2780

Banco Itaú S.A., as Collateral Agent

Banco Itaú S.A.
Diretoria de Serviços para o Mercado de Capitais
Av. Engenheiro Armando de Arruda Pereira, 707 - 9ª andar - Jabaquara
CEP: 04344-902 - São Paulo - S.P.
Att.: Sr. Antonio Carlos Rodrigues
Telephone: (55 11) 5029-1527
Facsimile: (55 11) 5029-1535
e-mail:antonio-carlos.rodrigues@itau.com.br

10.6.1. Any notice or notification to be given by the Net Group companies or the Collateral Agent, to Creditors holders of the Company Notes or Brazilian debentures shall be delivered to their respective Trustee and the Agente Fiduciário referred to in item (1) of “Exhibit 2” hereto, or at any other address previously furnished in writing to the Company and the Collateral Agent by such Person. Any notice or notification to be given by the Net Group companies or the Collateral Agent to the Trustee shall be delivered to the Trustee at The Bank of New York, 101 Barclay Street, 21 West, New York, New York 10286, Attention: Global Finance Unit, or at any other address previously furnished in writing to the Company and the Collateral Agent by the Trustee.

10.7. The Pledge Documents and the Credit Instruments represent the entire agreement among the parties hereto with respect to the subject matter and supersede any and all previous understandings between the parties on the same matters dealt hereunder and thereunder.

10.8. In the event that any provision of this Agreement is deemed to be invalidated, illegal or unenforceable for any reason, and if such invalidation, illegality or unenforceability does not affect the structure or essence of this Agreement, the parties shall negotiate in good faith the replacement of the invalidated, null or unenforceable provision by another that seeks to preserve the original interests of the parties.

10.9. Any omission, concession or forbearance by any one of the parties in exercising the rights attributed to it on the terms of this instrument shall not operate as waiver of such rights nor shall jeopardize the right of exercising them at any time.

10.10. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

10.11. In case the Company does not comply with its obligation to deliver the Security Agreements to be registered with the applicable Registry of Deeds and Documents (Registro de Títulos e Documentos) and Real Estate Registry (Registro de Imóveis), as set forth in such documents, then the Collateral Agent shall cause such documents to be delivered for registration within two (2) Business Days as from the final day, after any notice and lapse of time that may have been granted under the applicable Security Agreement, that the Company and the applicable Subsidiaries had to comply with such obligation. The registration fee shall be paid or reimbursed entirely by the Company.

10.12. This Agreement shall: (a) except with respect to those provisions identified in the first sentence of Section 10.2, bind but not inure to the benefit of the Net Group, and (b) not excuse or diminish the Company’s obligations pursuant to the Secured Obligations, nor shall any of the rights and remedies of any Creditor against the Net Group under any agreement be limited, impaired, reduced or prejudiced by the execution hereof or the performance by the Creditors of any of their rights, powers, discretions and remedies under this Agreement. Except as otherwise expressly provided in this Agreement, each Creditor may exercise all of its rights and remedies under its Secured Obligations, as well as amend or modify its clauses and conditions, without any consent of any of the Creditors and/or the Collateral Agent, subject to any applicable provision of the Credit Instrument under which such Secured Obligations arise.

10.13. For the purpose of any calculations required under this Agreement (such as those relating to the determination of the Required Creditors and any allocations of the Proceeds), any Secured Obligations that are denominated in a currency other than the Brazilian Currency shall (on any date of determination) be converted into the Applicable Brazilian Currency Equivalent.

10.14. The Collateral Agent agrees to keep confidential any information (a) provided to it by or on behalf of the Company and/or any of its Subsidiaries pursuant to or in connection with the Security Documents or (b) obtained by the Collateral Agent based on a review of the books and records of the Company and/or any of its Subsidiaries, in either case that is identified by the Company as confidential at the time of delivery, provided that nothing herein shall prevent the Collateral Agent from disclosing any such information (i) (x) to any Restructuring Creditor holding Secured Obligations in an outstanding principal amount that, if no amortization has occurred, would reflect an amount of at least US$1,000,000 (or the Applicable Brazilian Currency Equivalent) as of the date such Secured Obligations were first issued, or (y) at the request of any Creditor, to any potential purchaser or transferee from such Creditor of Secured Obligations in an outstanding principal amount that, if no amortization has occurred, would reflect an amount of at least US$1,000,000 (or the Applicable Brazilian Currency Equivalent) as of the date such Secured Obligations were first issued, and in the case of both (x) and (y) above, which agrees, in a letter addressed to the Company in the form attached hereto as Exhibit 10, to keep such information confidential on the terms set forth in this Section 10.14 (which agreement may, in the case of the restructured bank debt, be contained in the relevant Credit Instruments), provided further that no such information shall be provided by the Collateral Agent to (x) any Person until at least five Business Days have passed since the date on which written notice of the initial disclosure to such person has been given to the Company by the Collateral Agent (which notice shall specify the name and address of such Person) or (y) any Person that is, and is identified by the Company to the Collateral Agent as, a Competitor, (ii) to the Collateral Agent’s affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of the Collateral Agent to the extent that disclosure thereto is reasonably appropriate in connection with the Collateral Agent’s performance of its duties and obligations hereunder, provided that the Collateral Agent shall inform each such Person of the agreement under this Section and take reasonable steps to cause compliance by any such Person referred to in this clause (ii) with this agreement, (iii) upon the request or demand of any governmental authority having jurisdiction over the Collateral Agent or its affiliates or to the extent required in response to any order of any court or other governmental authority or as shall otherwise be required pursuant to any Requirement of Law; provided that the Collateral Agent shall, unless prohibited by any requirement of law, notify the Company of any disclosure pursuant to this clause within a reasonable period prior to making such disclosure, (iv) which is publicly available other than as a result of a breach of the confidentiality requirements described herein, (v) in connection with periodic regulatory examinations and reviews conducted by any governmental authority having jurisdiction over the Collateral Agent or its affiliates (to the extent applicable), (vi) in connection with any litigation to which the Collateral Agent may be a party, subject to the proviso in clause (ii), (vii) to the extent necessary for the exercise by the Collateral Agent of any right or remedy under this Agreement, any Security Agreement, or applicable law (following the commencement of, or in connection with the discussions concerning whether to commence an Enforcement Action), or (viii) if, prior to such information having been so provided or obtained, such information was already in the Collateral Agent’s possession on a non-confidential basis without a duty of confidentiality to the Company being violated.

10.15. As an essential condition to the transactions contemplated herein, in the Pledge Documents and in the Credit Instruments, and in accordance with Article 684 of the Brazilian Civil Code, each Net Group company hereby irrevocably and irretractably appoints and authorizes the Company, in accordance with Article 684 of the Brazilian Civil Code, acting on behalf and in the name of each such Net Group company, to do any and all of the following:

(a) to take all actions on its behalf and to exercise such powers and discretion as are delegated to it hereunder, under the Pledge Documents and the Credit Instruments, in accordance with the terms thereof, together with such powers and discretion as are reasonably incidental thereto, to the fullest extent possible under applicable law;

(b) to act as its attorney-in-fact with any and all powers required for the purposes of exercising its rights in connection with the Collateral on which a Lien, as defined in the relevant Credit Instrument, exists, or is purported to exist, including the powers to represent it before the Agência Nacional de Telecomunicações – ANATEL, the Conselho Administrativo de Defesa Econômica – CADE, and any and all Registries of Deeds and Documents (Registros de Títulos e Documentos), Real Estate Registries (Registros de Imóveis) and Boards of Trade (Juntas Comerciais);

(c) to act as its attorney-in-fact with any and all powers required for the purposes of exercising its rights in connection herewith, with the Pledge Documents and the Credit Instruments, including the necessary powers to allow the Company to contract attorneys to represent such Net Group company before any court, tribunal or arbitration board, being understood that each such Net Group company hereby expressly authorizes the Company to grant to such attorney(s) any and all ad judicia et extra powers that shall be required under the applicable legislation to assure the valid representation of the Net Group Company interests before any court, tribunal or arbitration board;

(d) to act as its attorney-in-fact for the purpose of receiving any judicial or extra-judicial notification addressed to it or any service of process; and

(e) to act as its attorney-in-fact with any and all powers necessary to execute, deliver and, if necessary, register (i) any Term of Adhesion in accordance with the Pledge Documents, and (ii) any document, notification, waiver, compliance certificate, release, amendment, Collateral release and, if necessary, release of any lien on collateral according with the terms and conditions of the Pledge Documents.

(f) to take action on its behalf and to exercise such powers and discretion hereunder, under the Pledge Documents and the Credit Instruments, as are conferred to it by the terms thereof, together with such powers and discretion as are reasonably incidental thereto.

XI. GOVERNING LAW AND JURISDICTION

11.1. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of Brazil.

11.2. This Agreement shall be executed in the English and Portuguese languages. Should there be any inconsistency between the English version and the Portuguese version, the Portuguese version shall prevail.

11.3. The parties elect the Courts of the Judicial District of São Paulo, State of São Paulo, as the only one that is competent to resolve any issues arising out of or relating to this Agreement, to the exclusion of any other court, no matter how privileged it may be.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers in the presence of the two (2) witnesses.

Intercreditor Agreement dated as of February 24, 2005

FOR THE CREDITORS OWNERS OF FORTH EMISSION DEBENTURES

Att. /s/ Artur M. de Figueiredo
/s/ Viviane A. R. dos Santos
PLANNER CORRETORA DE VALORES S.A.
Name: Artur M. de Figueiredo
Viviane A. R. dos Santos
Title:

OTHER CREDITORS

/s/ João Lopes da Silva Neto
/s/ Pedro Sá Moreira de Oliveira
BANCO ITAÚ BBA S.A.
Name: João Lopes da Silva Neto
Pedro Sá Moreira de Oliveira
Title: Manager

/s/ Hercilio de Almeida Coutinho
BANCO BRASCAN S.A.
Name: Hercilio de Almeida Coutinho
Title:

Signature Page (continuing)

/s/ Carlos Henrique A. R. Calraio
/s/ Marcos Dainesi
Unibanco – União de Bancos Brasileiros S.A.
Name: Carlos Henrique A. R. Calraio
Marcos Dainesi
Title: Director
Director

/s/ Geraldo Travaglia Filho
/s/ Roberto Lamy
BANCO ÚNICO S.A.
Name: Geraldo Travaglia Filho
Roberto Lamy
Title: Chief Executive Officer
Chief Executive Officer

/s/ Dílson José Salomoni
BANCO DO BRASIL S.A.
Name: Dílson José Salomoni
Title: Manager

/s/ Carlos Roberto dos Santos
/s/ Eduardo Henrique Schultz
BANKBOSTON Banco Múltiplo S.A.
Name: Carlos Roberto dos Santos
Eduardo Henrique Schultz
Title:

/s/ Ronaldo Ximenes Cameiro
BANCO DO ESTADO DO RIO GRANDE DO SUL S.A.
Name: Ronaldo Ximenes Cameiro
Title: Director Superintendent

Signature Page (continuing)

FOR THE COMPANY NOTEHOLDERS AND/OR THE NET SUL NOTEHOLDERS

The Bank of New York, as Trustee

By: /s/ Michael Pitfick
Name: Michael Pitfick
Title: Vice President

Signature page (Continuing)

COLLATERAL AGENT

/s/ José Nilson Cordeiro
/s/ Joao Paulo S. Euvaldo
BANCO ITAÚ S.A.
Name: José Nilson Cordeiro
Joao Paulo S. Euvaldo
Title: Trade Manager
Corporate Services Superintendency

COMPANY

/s/ Leonardo Pereìra
/s/ André Muller Borges
NET SERVIÇOS DE COMUNICAÇÃO S.A.
Name: Leonardo Pereira André Muller Borges
Title:

Signature page (Continuing)

SUBSIDIARIES

ALNOR ALUMÍNIO DO NORTE LTDA.

ANTENAS COMUNITÁRIAS BRASILEIRAS LTDA.

CABODINÂMICA TV CABO SÃO PAULO S.A.

CMA PARTICIPAÇÕES S.A. DABNY, L.L.C.

DR EMPRESA DE DISTRIBUIÇÃO E RECEPÇÃO DE TV LTDA.

HORIZONTE SUL COMUNICAÇÕES LTDA.

JONQUIL VENTURES LIMITED MULTICANAL

TELECOMUNICAÇÕES S.A. NET ANÁPOLIS LTDA.

NET ARAPONGAS LTDA.

NET BAURU LTDA.

NET BELO HORIZONTE LTDA.

NET BRASÍLIA LTDA.

NET CAMPINAS LTDA.

NET CAMPO GRANDE LTDA.

NET CURITIBA LTDA.

NET FLORIANÓPOLIS LTDA.

NET FRANCA LTDA.

NET GOIÂNIA LTDA.

NET INDAIATUBA LTDA.

NET JOINVILLE LTDA.

NET LONDRINA LTDA.

NET MARINGÁ LTDA.

NET PARANÁ COMUNICAÇÕES LTDA.

NET PIRACICABA LTDA. NET RECIFE LTDA.

NET RIBEIRÃO PRETO S.A. NET RIO S.A.

NET SÃO CARLOS S.A.

NET SÃO JOSÉ DO RIO PRETO LTDA.

NET SÃO PAULO LTDA.

NET SOROCABA LTDA.

NET SUL COMUNICAÇÕES LTDA.

REYC COMÉRCIO E PARTICIPAÇÕES LTDA.

TV CABO DE CHAPECÓ LTDA.

TV VÍDEO CABO DE BELO HORIZONTE S.A.

DABNY L.L.C.
/s/ André Muller Borges
/s/ Leonardo Pereira
Name: André Muller Borges
Leonardo Pereira
Title:

DABNY L.L.C.
/s/ André Muller Borges
/s/ Leonardo Pereira
Name: André Muller Borges
Leonardo Pereira
Title:

JONQUIL VENTURES LIMITED
/s/ André Muller Borges
/s/ Leonardo Pereira
Name: André Muller Borges
Leonardo Pereira
Title:

COLLATERAL AGENT
/s/ Artur M. de Figueiredo
/s/ Viviane A. R. dos Santos
PLANNER Corretora de Valores S.A.
Name: Artur M. de Figueiredo
Viviane A. R. dos Santos
Title:

Signature page (Continuing)

Witnesses:

/s/ Claudia Rosada Silva Coellio
Name: Claudia Rosada Silva Coellio
ID:

/s/ Regina Emiko Suguihara
Name: Regina Emiko Suguihara
ID:

Schedule 1 to the Intercreditor Agreement

List of the Company Subsidiaries that are Parties to this Agreement

Alnor Alumínio do Norte Ltda., a Brazilian limited company with its headquarters in the City of Manaus, State of Amazonas, at Rua Emilio Moreira 1672, Altos, Praça 14 de Janeiro, enrolled in C.N.P.J. under No. 34.534.750/0001 -65, herein represented according to its Articles of Association;

Antenas Comunitárias Brasileiras Ltda., a Brazilian limited company with its headquarters in the City of Blumenau, State of Santa Catarina, at Avenida Brasil No. 60, Ponta Aguda, enrolled in C.N.P.J. under No. 79.375.606/0001 -61, herein represented according to its Articles of Association;

Cabodinâmica TV Cabo São Paulo S.A., a Brazilian company with its headquarters in the City of São Paulo, State of São Paulo, at Rua Verbo Divino, 1.356, Chácara Santo Antônio, enrolled in C.N.P.J. under No. 65.516.254/0001 -02, herein represented according to its Bylaws;

CMA Participações S.A., a Brazilian company with its headquarters in the City of São Paulo, State of São Paulo, at Rua Verbo Divino, 1.356, Chácara Santo Antônio, enrolled in C.N.P.J. under No. 31.959.356/0001 -80, herein represented according to its Bylaws;

Dabny, L.L.C., a limited liability company organized and existing under the laws of Delaware, with its headquarters at c/o The Corporation Trust Company, Corporation Trust Centre, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801, herein represented according to its Limited Liability Company Agreement dated January 13, 1995 (as amended, supplemented or modified later);

Jonquil Ventures Limited, company duly organized and existing under the laws of the British Virgin Islands, with its headquarters at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands, herein represented according to its Memorandum and Articles of Association;

Multicanal Telecomunicações S.A., a Brazilian company with its headquarters in the City of São Paulo – SP, at Rua Verbo Divino No. 1356 – 1st floor – part, CEP 04719-002, Chácara Santo Antônio, enrolled in C.N.P.J. under No. 31.963.481/0001 -64, herein represented according to its Bylaws;

Net Belo Horizonte Ltda., a Brazilian limited company with its headquarters in the City of Belo Horizonte, State of Minas Gerais, at Avenida Renascença No. 515, Renascença, CEP 31160-000, enrolled in C.N.P.J. under No. 38.738.308/0001 -01, herein represented according to its Articles of Association;

Net Brasília Ltda., a Brazilian limited company with its headquarters in Brasília, Federal District, SIG/Sul, Quadra 01, No. 725, CEP 70000-000, enrolled in C.N.P.J. under No. 26.499.392/0001 -79, herein represented according to its Articles of Association;

Net Londrina Ltda., a Brazilian limited company with its headquarters in the City of Londrina, State of Paraná, at Rua Santos, 737, Centro, enrolled in C.N.P.J. under No. 80.924.459/0001 -10, herein represented according to its Articles of Association;

Net Rio S.A., a Brazilian company with its headquarters in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Vilhena de Moraes, 380, Block 02, Room 201, 3rd Floor, Barra da Tijuca, enrolled in C.N.P.J. under No. 28.029.775/0001 -09, herein represented according to its Bylaws;

TV Cabo de Chapecó Ltda., a Brazilian limited company with its headquarters in the City of Chapecó, State of Santa Catarina, at Avenida Nereu Ramos, 237 E room 01, enrolled in C.N.P.J. under No00.647.530/0001 -26, herein represented according to its Articles of Association;

TV Vídeo Cabo de Belo Horizonte S.A., a Brazilian company with its headquarters in the City of Belo Horizonte, State of Minas Gerais, at Avenida Renascença, 505, enrolled in C.N.P.J. under No. 64.195.522/0001 -79, herein represented according to its Bylaws;

Net Recife Ltda., a Brazilian limited company with its headquarters in the City of Recife, State of Pernambuco, at Rua Francisco Alves No. 100, CEP 50070-490, Bairro da Ilha do Leite, enrolled in C.N.P.J. under No. 08.828.469/0001 -25, herein represented according to its Articles of Association;

Net São Paulo Ltda., a Brazilian limited company with its headquarters in the City of São Paulo, State ofSão Paulo, at Rua Verbo Divino No. 1.356, térreo, blocks 1 and 2, CEP 04719-002, Chácara Santo Antônio, São Paulo – SP, enrolled in C.N.P.J. under No. 65.697.161/0001 -21, herein represented according to its Articles of Association;

Net Campinas Ltda., a Brazilian limited company with its headquarters in the City of Campinas, State of São Paulo, at Rua Jasmim No. 610, CEP 13.807 -520, Chácara Primavera, enrolled in C.N.P.J. under No. 61.698.510/0001 -79, herein represented according to its Articles of Association;

Net Indaiatuba Ltda., a Brazilian limited company with its headquarters in the City of Indaiatuba, State of São Paulo, at Rua 11 de junho de No.1.849/1.853, Vila Victoria, CEP 13.330 -050, enrolled in C.N.P.J. under No. 58.393.695/0001 -07, herein represented according to its Articles of Association;

Net Franca Ltda., a Brazilian limited company with its headquarters in the City of Franca, State of São Paulo, at Rua Carmen Irene Batista No. 2.837, Jardim Samello, CEP 14405-135, enrolled in C.N.P.J. under No. 60.348.414/0001 -38, herein represented according to its Articles of Association;

Net Sul Comunicações Ltda., a Brazilian limited company with its headquarters in the City of Porto Alegre - RS, at Rua Silveiro No. 1111, Morro Santa Teresa, CEP 90850-000, enrolled in C.N.P.J. under No. 73.676.512/0001 -46, herein represented according to its Articles of Association;

DR- Empresa de Distribuição e Recepção de TV Ltda., a Brazilian limited company with its headquarters in the City of Porto Alegre - RS, at Rua Silveiro No. 1111, Morro Santa Teresa, CEP 90850-000, enrolled in C.N.P.J. under No. 93.088.342/0001 -96, herein represented according to its Articles of Association;

Net Joinville Ltda., a Brazilian limited company with its headquarters in the City of Joinville, State of Santa Catarina, at Avenida Procópio Gomes No. 419, Bucaren, CEP 89202-300, enrolled in C.N.P.J. under No. 85.271.898/0001 -95, herein represented according to its Articles of Association;

Net Florianópolis Ltda., a Brazilian limited company with its headquarters in the City of Florianópolis, State of Santa Catarina, at Avenida Rio Branco No. 808, Centro, CEP 88015-202, enrolled in C.N.P.J. under No. 72.461.072/0001 -47, herein represented according to its Articles of Association;

Net Maringá Ltda., a Brazilian limited company with its headquarters in the City of Maringá, State of Paraná, at Avenida Nóbrega No. 494, Zona 04, CEP 87013-330, enrolled in C.N.P.J. under No. 81.712.416/0001 -34, herein represented according to its Articles of Association;

Net São José do Rio Preto Ltda., a Brazilian limited company with its headquarters in the City of São José do Rio Preto, State of São Paulo, at Rua Lafaiete Spínola de Castro No. 1922, Boa Vista, CEP 15025-510, enrolled in C.N.P.J. under No. 69.082.832/0001 -09, herein represented according to its Articles of Association;

Net Piracicaba Ltda., a Brazilian limited company with its headquarters in the City of Piracicaba, State of São Paulo, at Avenida Independência No. 3552, Alemães, CEP 13416-230, enrolled in C.N.P.J. under No. 64.592.116/0001 -40, herein represented according to its Articles of Association;

Net Goiânia Ltda., a Brazilian limited company with its headquarters in the City of Goiânia, State of Goiás, at Rua 15, Quadra j-15, Lote 08, No. 970, Setor Marista, CEP 74000-000, enrolled in C.N.P.J. under No. 33.659.475/0001 -43, herein represented according to its Articles of Association;

Net Campo Grande Ltda., a Brazilian limited company with its headquarters in the City of Campo Grande, State of Mato Grosso do Sul, at Avenida Afonso Pena No. 3.004, CEP 79002-075, Centro, enrolled in C.N.P.J. under No. 24.615.965/0001 -57, herein represented according to its Articles of Association;

Net Sorocaba Ltda., a Brazilian limited company with its headquarters in the City of Sorocaba, State of São Paulo, at Avenida Antônio Carlos Comitre No. 1.074, corner with Rua Pedro Molina No. 81, Parque Campolim, CEP 18047-000, enrolled in C.N.P.J. under No. 64.637.903/0001 -60, herein represented according to its Articles of Association;

Net São Carlos S.A., a Brazilian company with its headquarters in the City of São Carlos, State of São Paulo, at Avenida Dr. Carlos Botelho, No. 1.986, enrolled in C.N.P.J. under No. 57.724.759/0001 -34, herein represented according to its Bylaws;

Horizonte Sul Comunicações Ltda., a Brazilian limited company with its headquarters in the City of Porto Alegre, State of Rio Grande do Sul, at Rua Silveiro, No. 1.111, part, enrolled in C.N.P.J. under No. 94.319.209/0001 -66, herein represented according to its Articles of Association;

Net Paraná Comunicações Ltda., a Brazilian limited company with its headquarters in the City of Curitiba, State of Paraná, at Rua Paulo Graeser Sobrinho, No. 557, Mercês, enrolled in C.N.P.J. under No. 84.922.681/0001 -35, herein represented according to its Articles of Association;

Net Curitiba Ltda., a Brazilian limited company with its headquarters in the City of Curitiba, State of Paraná, at Rua Mamoré No. 340, enrolled in C.N.P.J. under No. 82.342.833/0001 -03, herein represented according to its Articles of Association;

Net Arapongas Ltda., a Brazilian limited company with its headquarters in the City of Arapongas, State of Paraná, at Rua Marabú, No. 542, enrolled in C.N.P.J. under No. 81.897.118/0001 -66, herein represented according to its Articles of Association;

Net Ribeirão Preto S.A., a Brazilian company with its headquarters in the City of Ribeirão Preto, State of São Paulo, at Avenida Nove de Julho, No. 1.266, enrolled in C.N.P.J. under No. 64.807.456/0001 -40, herein represented according to its Bylaws;

Net Bauru Ltda., a Brazilian limited company with its headquarters in the City of Bauru, State of São Paulo, at Avenida Duque de Caxias, No. 466, enrolled in C.N.P.J. under No. 64.083.561/0001 -84, herein represented according to its Articles of Association;

Net Anápolis Ltda., a Brazilian limited company with its headquarters in the City of Anápolis, State of Goiás, at Rua Senai, No. 179, enrolled in C.N.P.J. under No. 33.584.277/0001 -68, herein represented according to its Articles of Association; and

Reyc Comércio e Participações Ltda., a Brazilian limited company with its headquarters in the City of São José, State of Santa Catarina, at Rua Francisco José Ferreira, No. 101, enrolled in C.N.P.J. under No. 95.853.263/0001 -50, herein represented according to its Articles of Association.

Schedule 2 to the Intercreditor
Agreement

List of Creditors

(1) Planner Corretora de Valores S.A., a Brazilian company with its headquarters in the City of São Paulo, State of São Paulo, at Avenida Paulista, 2.439, 11th floor, enrolled in the National Register of Legal Entities (C.N.P.J.) under nº. 00.806.535/0001 -54, , representing, as fiduciary agent and proxy of the Securities of the Forth Public Issue of Debentures, Not Convertible Into Shares, with Collateral Guarantee and Suretyship, of Net Serviços de Comunicação S.A.;.

(2) The Bank of New York, a financial institution with its headquarters in New York, at Braclay Street, 101, New York, Ny, 10286, as Trustee of owners of the Net Sul Notes (according to the Creditors Agreement) and solely on behalf of such creditors (not being itself a creditor);

(3) The Bank of New York, a financial institution with its headquarters in New York, at Braclay Street, 101, New York, Ny, 10286, as Trustee of the owners of the Company Notes, (according to the Creditors Agreement) and solely on behalf of such creditors (not being itself a creditor);

(4) Banco Itaú BBA S.A., a financial institution duly organized and existing according to the laws of Federative Republic of Brazil, with its heaquarters in the city of São Paulo, in São Paulo State, at Praça Alfredo Egydio de Souza Aranha, 100 – Torre Conceição – 9th floor, enrolled in the National Register of Legal Entities (C.N.P.J./MF) under nº 17.298.092/0001 -30;

(5) Banco Brascan S.A., a financial institution duly organized and existing according to the laws of Federative Republic of Brazil, with its heaquarters in the city of Rio de Janeiro, at Avenida Almirante Barroso, 52 30th floor, enrolled in the National Register of Legal Entities (C.N.P.J./MF) under nº 33.923.111/0001 -29;

(6) Unibanco – União de Bancos Brasileiros S.A., a financial institution duly organized and existing according to the laws of Federative Republic of Brazil, with its heaquarters in the city and State of São Paulo, at Avenida Eusébio Matoso, 891, enrolled in the National Register of Legal Entities (C.N.P.J./MF) under nº 33.700.394/0001 -40;

(7) Banco Único S.A., a financial institution duly organized and existing according to the laws of Federative Republic of Brazil, with its heaquarters in the city and State of São Paulo, at Avenida Paulista, nº 1.963, enrolled in the National Register of Legal Entities (C.N.P.J./MF) under nº 00.086.413/0001 -30;

(8) Banco do Brasil S.A., a financial institution duly organized and existing according to the laws of Brazil, with its heaquarters in Brasilia (DF), at Setor Bancário Sul (SBS), Quadra 1, Bloco C, Lote 32, Edifício Sede III, enrolled in the National Register of Legal Entities (C.N.P.J./MF) under nº 00.000.000/0001 -91;

(9) BankBoston Banco Múltiplo S.A., a financial institution duly organized and existing according to the laws of Federative Republic of Brazil, with its heaquarters in THE city of São Paulo, at Av. Chucri Zaidan, nº 246, enrolled in the National Register of Legal Entities (C.N.P.J./MF) under nº 60.394.079/0001 -94; and

(10) Banco do Estado do Rio Grande do Sul S.A., a financial institution duly organized and existing according to the laws of Brazil, with its heaquarters in the City of Porto Alegre, State of Rio Grande do Sul, at Rua Capitão Montanha, nº 177, enrolled in the National Register of Legal Entities (C.N.P.J./MF) under nº 92.702.067/0001 -96;

Schedule 3 to the Intercreditor Agreement

Debt Instruments

(1) Indenture for the Fourth Public Issue of Debentures Not Convertible Into Shares with Collateral Guarantee and Suretyship, by Net Serviços de Comunicação S.A. dated as of 24/02/2005 with Planner Corretora de Valores S.A. (Trustee), in the amount of R$ 355.852.293,88;

(2) Security Indenture for Net Sul Comunicações Ltda., entered by The Bank of New York (Trustee), in the amount of US$ 46.705.545,00 Senior Secured Notes, and the respective Debt Confessions;

(3) Security Indenture for Net Serviços de Comunicação S.A., entered by The Bank of New York (Trustee), in the amount of US$76,593,068,00 Senior Secured Notes;

(4).Private Instrument of Debt Confession, dated as of December 30th, 2004, with Banco Itaú BBA S.A. in the amount of R$ 61.144.097,23 and corresponding to the Common Terms Agreement;

(5).Private Instrument of Debt Confession, dated as of December 30th, 2004 with Banco Itaú BBA S.A. in the amount of R$ 4.509.403,14 and corresponding to the Common Terms Agreement;

(6).Private Instrument of Debt Confession, dated as of December 30th, 2004, with Banco Itaú BBA S.A. in the amount of R$ 4.039.613,40 and corresponding to the Common Terms Agreement;

(7).Private Instrument of Debt Confession, dated as of December 27th, 2004 with Banco Brascan S.A. in the amount of R$ 19.270.986,76 and corresponding to the Common Terms Agreement;

(8).Private Instrument of Debt Confession, dated as of December 28th, 2004, with Unibanco – União de Bancos Brasileiros S.A. in the amount of R$ 103.988.711,06 and corresponding to the Common Terms Agreement;

(9).Private Instrument of Debt Confession, dated as of December 28th, 2004, with Unibanco – União de Bancos Brasileiros S.A. in the amount of R$ 368.951,88 and corresponding to the Common Terms Agreement;

(10). Private Instrument of Debt Confession, dated as of December 28th, 2004, with Banco Único S.A. in the amount of R$ 20.541.104,80 and corresponding to the Common Terms Agreement;

(11). Private Instrument of Debt Confession, dated as of February 17th, 2004, with Banco do Brasil S.A. in the amount of R$ 390.608,48 and corresponding to the Common Terms Agreement;

(12). Private Instrument of Debt Confession, dated as of February 17th, 2004, with Banco do Brasil iS.A. in the amount of R$ 43.136.484,59 and corresponding to the Common Terms Agreement;

(13). Private Instrument of Debt Confession, dated as of February 22nd, 2005, with BankBoston Banco Múltiplo S.A. in the amount of 9.703.198,56 and corresponding to the Common Terms Agreement;

(14). Private Instrument of Debt Confession, dated as of February 22nd, 2005 with BankBoston Banco Múltiplo S.A. in the amount of 5.694.516,88 and corresponding to the Common Terms Agreement;

(15). Private Instrument of Debt Confession, dated as of February, 2005 with Banco do Estado do Rio Grande do Sul S.A. in the amount of R$ 34.980.515,84 and corresponding to the Common Terms Agreement;

Schedule 4 to the Intercreditor Agreement

Copy of the Asset Pledge Agreement with an Amicable Sale Clause and Other Covenants

Schedule 5-I to the Intercreditor Agreement

Copy of the Receivables Pledge Agreement with an Enforcement Clause of Net São Paulo Ltda.

Schedule 5-II to the Intercreditor Agreement

Copy of the Receivables Pledge Agreement with an Enforcement Clause of Net Net Rio S.A.

Schedule 6-I to the Intercreditor Agreement

Copy of the Share Pledge Agreement with an Amicable Sale Clause and Other Covenants

Schedule 6-II to the Intercreditor Agreement

Copy of the Quota Pledge Agreement with an Amicable Sale Clause and Other Covenants

Schedule 7–I to the Intercreditor Agreement

Model of Term of Adhesion

TERM OF ADHESION

This Term of Adhesion, dated [ ] (the “Term”), is entered into by and between the parties below (the “Parties”):

(a) NET SERVIÇOS DE COMUNICAÇÃO S.A., a joint-stock company with its headquarters in the City and State of São Paulo, at Rua Verbo Divino, 1356, Chácara Santo Antônio, enrolled in the National Register of Legal Entities (C.N.P.J.) under No. 00.108.786/0001 -65 (the “Company”), herein represented pursuant to its Bylaws by its officers, MesMessrs. [ ] and [ ];

(b) The Company’s subsidiaries listed on “Schedule A” to this Term (the “Subsidiaries” and collectively with the Company, the “Net Group”), herein represented by the Company;

(c) Banco ITAÚ S.A., a financial institution with its headquarters in the City and State of São Paulo, at Praça Alfredo Egydio Souza Aranha, 100, Torre Itausa, enrolled in the National Register of Legal Entities (C.N.P.J.) under No. 60.701.190/0001 -04, in the capacity of collateral agent (the “Collateral Agent”), herein represented pursuant to its Bylaws;

(d) Each of the financial institutions listed and identified on “Schedule B” to this Term (the “Creditors”), herein represented by the Collateral Agent; and

(e) [ ], a financial institution with its headquarters in the City of [ ], State of [ ], at [ ], enrolled in the National Register of Legal Entities (C.N.P.J.) under No. [ ] (the “Joining Creditor”),

WHEREAS:

(a) The Company, the Subsidiaries mentioned in each of the agreements listed below, the Collateral Agent, on its own behalf and on behalf of the creditors mentioned in the agreements below, and the Creditors, as applicable, have executed the following agreements:

(i) The Intercreditor Agreement, dated [ ];

(ii) The Receivables Pledge Agreement with an Enforcement Clause, dated [ ], referring to the receivables and credit rights of Net São Paulo Ltda. and the Receivables Pledge Agreement with an Enforcement Clause dated [ ], referring to the receivables and credit rights of Net Rio S.A. (“Receivables Pledge Agreements”);

(iii) The Share Pledge Agreement with an Amicable Sale Clause and Other Covenants, dated [ ] (“Share Pledge Agreement”);

(iv) The Quota Pledge Agreement with an Amicable Sale Clause and Other Covenants, dated [ ] (“Quota Pledge Agreement”); and

(v) The Asset Pledge Agreement with an Amicable Sale Clause and Other Covenants, dated [ ] (“Asset Pledge Agreement”, collectively with the Receivables Pledge Agreements, the Share Pledge Agreement, the Quota Pledge Agreement and the Intercreditor Agreement, the “Pledge Documents”);

(b) The Pledge Documents allow for the adhesion of new creditors of the Net Group, subject to the rules and restrictions of the Debt Instruments (as defined in the Pledge Documents);

(c) On [ ], the Joining Creditor entered into with [ ]1, the [loan agreement] (the “New Debt Instrument”)

_______________
1 Include name of the Net Companies that are parties to the new Credit Instrument .

(d) The Joining Creditor wishes to adhere to the Pledge Documents, in order to share with the Creditors the guarantees granted by the Net Group by means of the Pledge Documents, subject to all the terms and conditions set out therein, to the effect that the Pledge Documents also secure the obligations of the Net Companies ensuing from the New Debt Instrument; and

(e) The Net Group represents and warrants that this adhesion of the Joining Creditor is made strictly in accordance with the terms and conditions of the Debt Instruments (as defined in the Pledge Documents) and of the Pledge Documents.

NOW THEREFORE, the Parties resolve to enter into this Term, which shall be governed by the following terms and conditions:

1. - Upon execution of this Term, the Joining Creditor declares to be totally aware of each of the Pledge Documents, to which it hereby adheres without any restrictions, and irrevocably and irreversibly undertakes to comply with all the terms, conditions and obligations established therein. Accordingly, the Pledge Documents will also secure the obligations assumed by the Net Companies as a result of the New Credit Instrument.

2. - For all purposes and effects of the Pledge Documents, the Joining Creditor shall have the same rights and obligations as the other Creditors under the Pledge Documents , without any reservations and/or limitations except those expressly set forth in the Intercreditor Agreement.

3. - As an essential condition for the transactions contemplated in this Term, the Pledge

Documents, the Debt Instruments and in accordance with Article 684 of the Brazilian Civil Code, the Joining Creditor hereby irrevocably and irreversibly appoints and constitutes the Collateral Agent, as further identified in the preamble of this Term, as its attorney-in-fact to take any and all of the following measures, acting on behalf of the Joining Creditor:

(a) to take any actions on behalf of the Joining Creditor, as Collateral Agent, and to exercise such powers and decisions under the Pledge Documents as are delegated to it by this Term and the Pledge Documents, as well as to exercise all other powers and decisions required for the full compliance with this instrument, subject to applicable law;

(b) to act as its attorney-in-fact with any and all powers required for the exercise of the rights relating to the Collateral in connection with which any lien is or may be created, as defined in the relevant Debt Instrument, including the power to dispose of the Collateral according to the provisions of the Pledge Agreements, and to represent the Creditors before the National Telecommunications Agency – Anatel, the Administrative Economic Defense Council – CADE and any Registries of Deeds and Documents, Real Estate Registries and Boards of Trade.

(c) to act as its attorney-in-fact with any and all powers required for the exercise of its rights ensuing from this Term or the Pledge Documents, including the necessary powers to allow the Collateral Agent to retain attorneys to represent the Joining Creditor before any court, tribunal or arbitration court, it being certain and agreed that the Joining Creditor hereby expressly authorizes the Collateral Agent to grant to such attorneys any and all ad judicia et extra powers that shall be required under the applicable legislation to assure the valid representation of the Joining Creditors’ interests before any court, tribunal or arbitration court;

(d) to act as attorney-in-fact for the purpose of receiving any judicial or extrajudicial notice addressed to the Joining Creditor, or any summons and service of process; and

(e) to act as attorney-in-fact with any and all powers required for the purpose of executing, delivering and, to the extent necessary, registering (i) any Term of Adhesion according to the terms and conditions of this Term and the Pledge Agreements, and (ii) any document, notice, waiver, declaration of compliance, instrument of release, amendment, discharge and/or release of guarantees and, if necessary, release of any liens on the Collateral, according to the terms and conditions set out in this Term and the Transaction Documents.

4. - This Term of Adhesion shall be deemed to be an integral part of the Intercreditor Agreement and of the other Pledge Documents on the date that this Term of Adhesion is filed with the Registries of Deeds and Documents and with the Real Estate Registration Offices. In order for the Term of Adhesion to be effective and be considered as an integral part of the Intercreditor Agreement and of the Pledge Agreements, the Joining Creditor shall register it at the competent Registry of Deeds and Documents and Real Estate Registry and shall, within at most 5 (five) business days of the date of said registration send certified copies evidencing such registration to the Collateral Agent and Net Serviços.

5. - This Term shall be signed in the same number of counterparts as each of the

Pledge Documents.

5.1. - Upon execution of this Term, the Parties expressly agree that each of the Pledge Documents was automatically amended to reflect the adhesion of the Joining Creditor and the New Debt Instrument. For such purpose, the Parties agree that the exhibits of each of the Pledge Documents listed below is hereby supplemented by the documents attached hereto, as indicated below:

(a) “Schedule 2” to the Intercreditor Agreement, “Schedule 2” to the Asset Pledge Agreement, “Schedule 2” to the Share Pledge Agreement, “Schedule 2” to the Quota Pledge Agreement and “Schedule 2” to the Receivables Pledge Agreements are supplemented by “Schedule 2” to this Term;

(b) “Schedule 3” to the Intercreditor Agreement, “Schedule 3” to the Asset Pledge Agreement, “Schedule 3” to the Share Pledge Agreement, “Schedule 3” to the Quota Pledge Agreement and “Schedule 3” to the Receivables Pledge Agreements are supplemented by “Schedule 3” to this Term; and

(c) “Schedule 6” to the Asset Pledge Agreement, “Schedule 6” to the Share Pledge Agreement, “Schedule 6” to the Quota Pledge Agreement and “Schedule 6” to the Receivables Pledge Agreements are supplemented by “Schedule 6” to this Term;

6. - As of the respective registrations of this Term, the new schedules listed in Clause 5.1 above shall be automatically considered as an integral part of each of the Pledge Documents, and: (i) the New Debt Instrument shall be deemed, for all purposes, the Debt Instrument, as defined in the Pledge Documents, (ii) the Joining Creditor shall be considered, for all due purposes, as the Creditor, as defined in the Pledge Documents, and (iii) the Collateral Agent shall consider the credit of the Joining Creditor referring to the New Debt Instrument for all purposes and effects of the Intercreditor Agreement.

7. - This Term of Adhesion shall not be deemed a novation of any of the terms and conditions of the Pledge Documents.

IN WITNESS WHEREOF, the Parties – binding themselves and their successors - sign this Term in the presence of 2 (two) undersigned witnesses.

São Paulo, [ ]

NET SERVIÇOS DE COMUNICAÇÃO S.A.

Name:	Name:
Title:	Title:

BANCO ITAÚ S.A.

Name:	Name:
Title:	Title:

Witnesses:

1. -

Name:
Identity Card (RG):

2. -

Name:
Identity Card (RG):

Schedule 7–II to the Intercreditor Agreement

Model of Term of Adhesion

TERM OF ADHESION

This Term of Adhesion, dated [ ] (the “Term”), is entered into by and between the parties below (the “Parties”):

(a) NET SERVIÇOS DE COMUNICAÇÃO S.A., a joint-stock company with its headquarters in the City and State of São Paulo, at Rua Verbo Divino, 1356, Chácara Santo Antônio, enrolled in the National Register of Legal Entities (C.N.P.J.) under No. 00.108.786/0001 -65 (the “Company”), herein represented pursuant to its Bylaws by its officers, MesMessrs. [ ] and [ ];

(b) The Company’s subsidiaries listed on “Schedule A” to this Term (the “Subsidiaries” and collectively with the Company, the “Net Group”), herein represented by the Company;

(c) Banco ITAÚ S.A., a financial institution with its headquarters in the City and State of São Paulo, at Praça Alfredo Egydio Souza Aranha, 100, Torre Itausa, enrolled in the National Register of Legal Entities (C.N.P.J.) under No. 60.701.190/0001 -04, in the capacity of collateral agent (the “Collateral Agent”), herein represented pursuant to its Bylaws;

(d) Each of the financial institutions listed and identified on “Schedule B” to this Term (the “Creditors”), herein represented by the Collateral Agent; and

(e) [ ], a financial institution with its headquarters in the City of [ ], State of [ ], at [ ], enrolled in the National Register of Legal Entities (C.N.P.J.) under No. [ ] (the “Joining Creditor”),

WHEREAS:

(a) The Company, the Subsidiaries mentioned in each of the agreements listed below, the Collateral Agent, on its own behalf and on behalf of the creditors mentioned in the agreements below, and the Creditors, as applicable, have executed the following agreements:

(i) The Intercreditor Agreement, dated [ ];

(ii) The Receivables Pledge Agreement with an Enforcement Clause, dated [ ], referring to the receivables and credit rights of Net São Paulo Ltda. and the Receivables Pledge Agreement with an Enforcement Clause dated [ ], referring to the receivables and credit rights of Net Rio S.A. (“Receivables Pledge Agreements”);

(iii) The Share Pledge Agreement with an Amicable Sale Clause and Other Covenants, dated [ ] (“Share Pledge Agreement”);

(iv) The Quota Pledge Agreement with an Amicable Sale Clause and Other Covenants, dated [ ] (“Quota Pledge Agreement”); and

(v) The Asset Pledge Agreement with an Amicable Sale Clause and Other Covenants, dated [ ] (“Asset Pledge Agreement”, collectively with the Receivables Pledge Agreements, the Share Pledge Agreement, the Quota Pledge Agreement and the Intercreditor Agreement, the “Pledge Documents”);

(b) The Pledge Documents allow for the adhesion of new creditors of the Net Group, subject to the rules and restrictions of the Debt Instruments (as defined in the Pledge Documents);

(c) On the present date, the Joining Creditor entered into with [ ]1, the [loan agreement] (the “New Debt Instrument”)

_________________________
1 Include name of the Net Companies that are parties to the new Credit Instrument .

NOW THEREFORE, the Parties resolve to enter into this Term, which shall be governed by the following terms and conditions:

1. - Upon execution of this Term, the Joining Creditor declares to be totally aware of each of the Pledge Documents, to which it hereby adheres without any restrictions, and irrevocably and irreversibly undertakes to comply with all the terms, conditions and obligations established therein. Accordingly, the Pledge Documents will also secure the obligations assumed by the Net Companies as a result of the New Credit Instrument.

2. - For all purposes and effects of the Pledge Documents, the Joining Creditor shall have the same rights and obligations as the other Creditors under the Pledge Documents , without any reservations and/or limitations except those expressly set forth in the Intercreditor Agreement.

3. - On the present date, the following Term of Adhesion is to be considered part of any one of the Pledge Agreements, being the Net Group companies obligated to register at the Registry of Deeds and Documents and the Real Estate Registry Office that the respective Pledge Agreements were registered, having Net Serviços within 30 days to file his instrument for registry at the referred Registry of Deeds and Documents and Real Estate Registry Office, and, within 20 consecutive days from the date of the filling, send certified copies of such registry to the Collateral Agent and the Joining Creditor.

3.1 - Case the Net Group companies do not file the registry mentioned above, the Collateral Agent should perform the referred action with the respective costs being paid by the Net Group Companies.

4. - This Term of Adhesion shall be deemed to be an integral part of the Intercreditor Agreement and of the other Pledge Documents on the date that this Term of Adhesion is filed with the Registries of Deeds and Documents and with the Real Estate Registration Offices. In order for the Term of Adhesion to be effective and be considered as an integral part of the Intercreditor Agreement and of the Pledge Agreements, the Joining Creditor shall register it at the competent Registry of Deeds and Documents and Real Estate Registry and shall, within at most 5 (five) business days of the date of said registration send certified copies evidencing such registration to the Collateral Agent and Net Serviços.

4. - This Term shall be signed in the same number of counterparts as each of the

Pledge Documents.

4.1. - Upon execution of this Term, the Parties expressly agree that each of the Pledge Documents was automatically amended to reflect the adhesion of the Joining Creditor and the New Debt Instrument. For such purpose, the Parties agree that the exhibits of each of the Pledge Documents listed below is hereby supplemented by the documents attached hereto, as indicated below:

(a) “Schedule 2” to the Intercreditor Agreement, “Schedule 2” to the Asset Pledge Agreement, “Schedule 2” to the Share Pledge Agreement, “Schedule 2” to the Quota Pledge Agreement and “Schedule 2” to the Receivables Pledge Agreements are supplemented by “Schedule 2” to this Term;

(b) “Schedule 3” to the Intercreditor Agreement, “Schedule 3” to the Asset Pledge Agreement, “Schedule 3” to the Share Pledge Agreement, “Schedule 3” to the Quota Pledge Agreement and “Schedule 3” to the Receivables Pledge Agreements are supplemented by “Schedule 3” to this Term; and

(c) “Schedule 6” to the Asset Pledge Agreement, “Schedule 6” to the Share Pledge Agreement, “Schedule 6” to the Quota Pledge Agreement and “Schedule 6” to the Receivables Pledge Agreements are supplemented by “Schedule 6” to this Term;

5. - This Term of Adhesion shall not be deemed a novation of any of the terms and conditions of the Pledge Documents.

IN WITNESS WHEREOF, the Parties – binding themselves and their successors - sign this Term in the presence of 2 (two) undersigned witnesses.

São Paulo, [ ]

NET SERVIÇOS DE COMUNICAÇÃO S.A.

Name:	Name:
Title:	Title:

BANCO ITAÚ S.A.

Name:	Name:
Title:	Title:

JOINING	CREDITOR

Name:	Name:
Title:	Title:

Witnesses:

1. -

Name:
Identity Card (RG):

2. -

Name:
Identity Card (RG):

Schedule 8 to the Intercreditor Agreement

List of Actions, Procedures, Liens, Encumbrances and Restrictions

I. Judicial Proceedings

Operator	Plaintiff in Enforcement Action No.	Subject Matter	Observations

NET SÃO PAULO	FEDERAL GOVERNMENT 1999.61.82.053713-2 6th Lower Court of Federal Tax Enforcements	Tax

NET SÃO PAULO	MUNICIPALITY 705.673-7/97-8 1st Lower Court of Municipal Tax Enforcements - SP	Tax	Attachment of different assets that make up the network.

NET SÃO PAULO (SANTOS BRANCH)	FEDERAL GOVERNMENT 2004.61.04.008510-2 5th Lower Federal Court in Santos	Tax

NET SÃO JOSÉ RIO PRETO	STATE OF SÃO PAULO 20.497/01 Ancillary Service of the SJRPRETO Internal Revenue	Tax	Cable network attachment.

NET SERVIÇOS	FEDERAL GOVERNMENT 2004.61.82.037766-7 5th Lower Court of Federal Tax Enforcements - SP	Tax

NET SERVIÇOS	FEDERAL GOVERNMENT 2004.61.82.051947-4 5th Lower Court of Tax Enforcements - SP	Tax

NET SERVIÇOS	UNIBANCO 000.02.222752-0, 16th Lower Civil Court of the Central Courts - SP	Loan Agreement

NET RIO	STATE OF RIO DE JANEIRO 2001/100-004.229-8 Motion to Stay Execution No. 2004.001.044.800-3 11th Rio de Janeiro Internal Revenue Service.	Tax

NET RIO	STATE OF RIO DE JANEIRO 2001/100-004.230-4 11th Rio de Janeiro Internal Revenue Service.	Tax	Attachment of 5% of Net Rios’s monthly revenues.

NET RIO	STATE OF RIO DE JANEIRO 2001/100-004.231-6 11th Rio de Janeiro Internal Revenue Service.	Tax	Attachment of Net Rio’s revenues.

NET RIO	STATE OF RIO DE JANEIRO 2003/100.000.355-8 11th Rio de Janeiro Internal Revenue Service.	Tax

II. Administrative Proceedings:

Operator	Tax Authority Proceeding No.	Subject Matter	Observations

NET SÃO PAULO	Federal Revenue Office AI 52385	Tax

NET SÃO PAULO	Federal Revenue Office AI 00503	Tax

NET SÃO PAULO	Federal Revenue Office AI 1998.00902-7	Tax

NET SÃO PAULO	08.1.81912-35 Federal Revenue Office	Tax

Cabodinâmica	Federal Revenue Office	Tax
08.109000/03695/03

CABODINÂMICA	Federal Revenue Office	Tax
08.109000/03695/03

NET RIO	Rio de Janeiro Internal Revenue Service E-04/603.358/94 AI n. 791.691	Tax

NET RIO	Rio de Janeiro Internal Revenue Service E-04/146.770/97 AI 01.041552-9	Tax

NET RIO	Rio de Janeiro Internal Revenue Service. AI 01.049922-6 E-04.177.374/98	Tax

NET RIO	Rio de Janeiro Internal Revenue Service AI 01.053492-3 E-04.147.573/97	Tax

NET RIO	Rio de Janeiro Internal Revenue Service. E - 04/085.241/2002 Infraction Notice No. 03.007333-2	Tax

NET RIO	Federal Revenue Office 15374.001438/99-84	Tax

NET RIO	Federal Revenue Office 04203/02-A	Tax

NET RIO	Federal Revenue Office 04203/02-B	Tax

NET RIO	Federal Revenue Office	Tax
04203/02-C

MULTICANAL	Federal Revenue Office AI n. 15374.004005/2001- 20	Tax

DR (Porto Alegre)	Federal Revenue Office 11080.013354/ 2002-68	Tax

DR (Porto Alegre)	Federal Revenue Office 11080-013.353/2002-13	Tax

NET SUL	Municipality of Porto Alegre 0085/98	Tax

NET BELO	Federal Revenue Office 0610100/01055/03	Tax
HORIZONTE

III. Agreements:

Operator	Encumbered	Type of Lien	Contract benefiting from the Lien
Properties

NET CAMPINAS	3,073 Feet of RG/ Coaxial MT cables, year of manufacture 1998, Manufacturer CommScope, Inc.	Conditional Sale	Financing Agreement with Transfer of Loan in Foreign Currency – BONY signed with UNIBANCO – União de Bancos Brasileiros S/A., filed with the 1st Registry of Deeds and Documents of Campinas – SP, microfilm No. 283301, value: US$ 364,116.59

NET CAMPINAS	Attenuators, Equalizers, Amplifiers and Carcass for Amplifiers, year of manufacture 1998, Manufacturer: Scientific Atlanta, Inc.	Conditional Sale	Financing Agreement with Transfer of Loan in Foreign Currency – BONY signed with UNIBANCO – União de Bancos Brasileiros S/A., filed with the 1st Registry of Deeds and Documents of Campinas – SP, microfilm No. 283302, value: US$ 635,800.07

NET CAMPINAS	Attenuators, Equalizers, Amplifiers and Carcass for Amplifiers, year of manufacture 1998, Manufacturer: Scientific Atlanta, Inc.	Conditional Sale	Financing Agreement with Transfer of Loan in Foreign Currency – BONY signed with UNIBANCO – União de Bancos Brasileiros S/A., filed with the 1st Registry of Deeds and Documents of Campinas – SP, microfilm No. 283303, value: US$ 342,868.14

IV. Nonparticipating Debt, as defined in the Intercreditor Agreement:

Schedule 9 to the Intercreditor Agreement

Debt List of Net Group subject to the Restructuring Plan

Debt Outstanding Position–30/06/04

Borrower	Credit Facility	Creditor/Trustee	Inital Date	Maturity	Original Borrowed	Amount	Outstanding Amount as of June, 30 2004*

Net Serviços	IFC Investment(1)	IFC	30/03/1995	15/10/2004	USD	17.100.000,00	19.087.394,61
Net Serviços	Senior Guaranteed Notes(2)	Wells Fargo	18/06/1996	18/06/2004	USD	185.000.000,00	382.679.958,00
Net Serviços	Working Capital	Banrisul	11/04/2001	12/04/2003	R$	25.000.000,00	35.039.026,56
Net Serviços	Working Capital	BBA	18/11/2002	18/12/2002	R$	4.647.987,16	7.561.534,35
Net Serviços	Working Capital (3)	Unibanco	30/09/2002	30/10/2002	R$	72.167.572,05	103.988.715,10
Net Serviços	Res. 63(4)	BBA	18/11/2002	18/12/2002	USD	1.949.690,89	11.486.243,27
Net Serviços	Res. 63(4)	BBA	18/11/2002	18/12/2002	USD	1.951.434,13	11.496.513,25
Net Serviços	Res. 63(4)	BBA	18/11/2002	18/12/2002	USD	1.811.880,67	10.674.359,85
Net Serviços	Res. 63(4)	BBA	18/11/2002	18/12/2002	USD	1.642.183,21	9.674.618,65
Net Serviços	Res. 63(4)	BBA	18/11/2002	18/12/2002	USD	2.674.356,44	15.755.476,33
Net Serviços	US$-CDI Swap(5)	BBA	18/11/2002	18/12/2002			1.250.049,10
Net Serviços	Res. 63	BNL	12/06/2002	10/12/2002	USD	7.000.000,00	23.803.595,57
Net Serviços	2nd Public Issuance	Oliveira Trust	01/12/1999	01/12/2006	R$	350.000.000,00	62.349.245,33
Net Serviços	3rd Public Issuance	SLW	01/12/2000	01/12/2003	R$	195.140.000,00	293.503.015,00
Net Campinas	Eximbank(6)	BCN	17/06/2002	16/12/2002	USD	508.209,50	218.846,18
Net Campinas	Eximbank(6)	Unibanco	13/04/1998	19/05/2003	USD	364.116,59	116.217,90
Net Campinas	Eximbank(6)	Unibanco	13/04/1998	02/06/2003	USD	635.800,07	200.346,02
Net Campinas	Eximbank(6)	Unibanco	27/04/1998	02/06/2003	USD	342.868,14	108.041,12
Net Rio	IFC Investment(1)	IFC	30/03/1995	15/10/2004	USD	7.700.000,00	8.593.187,74
Net Rio	Working Capital (3)	Boston	30/09/2002	30/10/2002	R$	6.733.964,16	9.703.198,56
Reyc	Working Capital	BBA	18/11/2002	18/12/2002	R$	1.963.917,11	3.194.980,15
Reyc	Working Capital	BBA	18/11/2002	18/12/2002	R$	1.100.686,22	1.790.641,06
Reyc	Working Capital (3)	Boston	30/09/2002	30/10/2002	R$	3.951.962,06	5.694.516,88
Reyc	Working Capital (7)	Brascan	29/11/2002	30/12/2002	R$	12.885.300,00	17.492.032,21
Reyc	Fixed Rate-CDI Swap (8)	Brascan	29/11/2002	30/12/2002			72.182,47
Reyc	Finimp	Banco do Brasil	16/07/2002	13/12/2002	USD	8.027.243,32	27.178.780,43
Reyc	Finimp	Banco do Brasil	12/11/2002	06/01/2003	USD	5.268.860,92	18.244.171,42
Reyc	Finimp	Banco do Brasil	28/11/2002	06/01/2003	USD	2.024.459,30	6.902.734,97
Reyc	Res. 63	Santander	21/03/2003	22/04/2003	USD	2.647.571,50	11.975.032,97
DR	Working Capital	BBA	18/11/2002	18/12/2002	R$	2.745.332,90	4.466.219,10
DR	IFC Investment(1)	IFC	30/03/1995	15/10/2004	USD	8.000.000,00	8.927.987,09
Net Paraná	Finimp	Banco do Brasil	13/11/2002	06/01/2003	USD	136.606,00	473.140,15
Net Paraná	IFC Investment(1)	IFC	30/03/1995	15/10/2004	USD	2.200.000,00	2.455.196,53
Net Sul	Floating Rate Notes	Wells Fargo	31/10/1997	15/10/2005	USD	48.000.000,00	161.249.666,60
Net Sul	Floating Rate Notes	Wells Fargo	31/10/1997	15/10/2005	USD	32.000.000,00	80.835.569,97
Vicom	Eximbank(6)	Boston	20/10/1997	15/07/2003	USD	2.125.000,00	874.960,16
Vicom	Eximbank(6)	Boston	22/06/1998	04/08/2004	USD	3.954.285,00	3.125.632,29
Vicom	Eximbank(6)	Boston	19/08/1999	08/08/2005	USD	2.400.000,00	3.229.618,54
Total							1.365.472.645,50

(1) IFC Loan currently subrogated by Globopar; Original Debt Amount only includes a line of credit

(2) Multicanal Senior Guaranteed Notes due with a 5% interest, not included at the principal amount

(3) Interest due over the contractual period adjusted at the original term date

(4) Line of Credit ref. Res. 63 covered by a US$ x CDI swap; effective interests from the line of credit of CDI + 5.0%

(5) US$-CDI Swap Contract that covered the line of credit ref. Res. 63, causing an effective rate of CDI + 5.0% per year; Ideal initial value of US$ 10,029,545.34

(6) The Outstanding Principal Amount reflects the debt balance after the committed amortizations discount; the Original Debt Amount includes the maximum loan amount allowed by the line of credit

(7) Working Capital Line of Credit covered by a Fixed Rate-CDI Swap;

(8) Fixed Rate-CDI Swap Contract that covered the Working Capital Line of Credit; ideal initial amount of R$ 12,885,300.00

* Includes the outstandig principal amount and accumulated interest not paid since March, 31st, 2004, excluding commissions or penalties, based on the information existing at the Company’s books and records, without adverse effects to the owners of the respective rights of credit

Ptax 30/06/04 3,1075

Schedule 10 to the Intercreditor Agreement

Confidentiality Letter